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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

CTC Media, Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
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	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
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April 1, 2010

Dear CTC Media Stockholder:

        You are cordially invited to our Annual Meeting of Stockholders on Thursday, April 22, 2010, beginning at 2:00 p.m., local time, at the offices of WilmerHale, Alder Castle, 10 Noble Street, London, EC2V 7QJ, United Kingdom. The enclosed Notice of Annual Meeting of Stockholders sets forth the proposals that will be presented at the meeting, which are described in more detail in the enclosed proxy statement. Our Board of Directors recommends that stockholders vote "FOR" these proposals.

        We look forward to seeing you there.

Very truly yours, Anton Kudryashov Chief Executive Officer

CTC MEDIA, INC.
15A, Pravda Street
Moscow, 125124 Russia

NOTICE OF 2010 ANNUAL MEETING OF STOCKHOLDERS
To Be Held On April 22, 2010

Dear CTC Media Stockholder:

        The 2010 Annual Meeting of Stockholders of CTC Media, Inc., a Delaware corporation, will be held on Thursday, April 22, 2010 at 2:00 p.m., local time, at the offices of WilmerHale, Alder Castle, 10 Noble Street, London, EC2V 7QJ, United Kingdom. At the meeting, stockholders will consider and vote on the following matters:

  1.
  to elect three Class I Directors, each for a three-year term;

  2.
  to ratify the selection of Ernst &Young LLC as our independent registered public accounting firm for the year ending December 31, 2010; and

  3.
  to transact such other business as may properly come before the meeting or any adjournment thereof.

        Our Board of Directors has fixed the close of business on March 16, 2010 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof. Your vote is important regardless of the number of shares you own. Whether or not you expect to attend the meeting, we hope you will take the time to vote your shares. If you are a stockholder of record, you may vote over the Internet, by telephone or by completing and mailing the enclosed proxy card in the envelope provided. If your shares are held in "street name", meaning they are held for your account by a broker or other nominee, you will receive instructions from the holder of record that you must follow for your shares to be voted. Beginning this year, you must instruct your broker how to vote with respect to the election of directors; your broker can no longer exercise its discretion to vote on your behalf.

        Our stock transfer books will remain open for the purchase and sale of our common stock.

        A copy of our annual report to stockholders for the year ended December 31, 2009 accompanies this notice and the enclosed proxy statement.

        If you would like to attend the Annual Meeting and your shares are held by a broker, bank or other nominee, you must bring to the Annual Meeting a letter from the nominee confirming your beneficial ownership of such shares. In order to vote your shares at the Annual Meeting, you must obtain from the nominee a proxy issued in your name. You must also bring a form of personal identification.

By Order of the Board of Directors, Boris Podolsky Chief Financial Officer and Company Secretary

April 1, 2010

CTC MEDIA, INC.
15A, Pravda Street
Moscow, 125124 Russia

Proxy Statement for the Annual Meeting of Stockholders
To Be Held on April 22, 2010

IMPORTANT INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

        This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of CTC Media, Inc. (the "Company" or "CTC Media"), a Delaware corporation, for use at the 2010 Annual Meeting of Stockholders to be held on Thursday, April 22, 2010 at 2:00 p.m., local time, at the offices of WilmerHale, Alder Castle, 10 Noble Street, London, EC2V 7QJ, United Kingdom, and at any adjournment or postponement thereof (the "Annual Meeting").

        Directions to the offices of WilmerHale are available by telephone at +44 (0)20 7645 2400 or at the WilmerHale website at www.wilmerhale.com/offices/offices/visitingus.aspx?officeid=8.

        All proxies will be voted in accordance with the stockholders' instructions. If no choice is specified in the proxy, the shares will be voted in favor of the matters set forth in the accompanying Notice of 2010 Annual Meeting of Stockholders. Any proxy may be revoked by a stockholder at any time before its exercise by delivery of written revocation to the Secretary of the Company (care of Investor Relations) or attendance at the Annual Meeting. Attendance at the Annual Meeting will not in itself be deemed to revoke a proxy unless the stockholder gives affirmative notice at the Annual Meeting that the stockholder intends to revoke the proxy and vote in person.

        The notice of annual meeting, this proxy statement and our annual report to stockholders (which includes our annual report on Form l0-K for the year ended December 31, 2009), are being mailed to stockholders on or about April 5, 2010.

Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Stockholders to be Held on April 22, 2010

        This proxy statement and the annual report on Form 10-K for the year ended December 31, 2009 are available for viewing, printing and downloading at www.edocumentview.com/CTCM.

        Additionally, you can find our Form 10-K for the year ended December 31, 2009 through the Securities and Exchange Commission's electronic data system, called EDGAR, at www.sec.gov. You may also obtain a printed copy of our annual report to stockholders (which includes our annual report on Form 10-K for the year ended December 31, 2009), free of charge, from us by sending a written request to: Investor Relations, CTC Media, Inc., 15A, Pravda Street, Moscow, 125124 Russia, by e-mail to eostrova@ctcmedia.ru or by phone at +7 (495) 783 3650. Copies of any exhibits to our annual report on Form 10-K will be provided upon written request and payment of an appropriate processing fee.

 Matters to be Acted On

        At the Annual meeting the stockholders will consider and vote on the following matters:

  1.
  the election of three Class I Directors, each for a three-year term; and

  2.
  the ratification of the selection of Ernst & Young LLC as our independent registered public accounting firm for the year ending December 31, 2010.

        Stockholders will also act on any other business that may properly come before the Annual Meeting.

        Our Board of Directors recommends that you vote FOR the election of the three Class I Directors, each for a three-year term, and FOR the ratification of the selection of Ernst & Young LLC as our independent registered public accounting firm for the year ending December 31, 2010.

Voting Securities and Votes Required

        At the close of business on March 16, 2010, the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting, there were issued and outstanding and entitled to vote 154,227,746 shares of common stock, $0.01 par value per share, of the Company. Each share entitles the record holder to one vote on each matter submitted at the Annual Meeting.

        Under our Amended and Restated By-Laws (the "By-Laws"), the holders of a majority of the shares of common stock issued and outstanding and entitled to vote at the Annual Meeting shall constitute a quorum for the transaction of business at the Annual Meeting. Shares of common stock present in person or represented by proxy (including "broker non-votes" and shares that abstain or do not vote with respect to a particular proposal to be voted upon) will be counted for purposes of determining whether a quorum exists at the Annual Meeting.

        The affirmative vote of the holders of a plurality of the shares of common stock voting on the matter is required for the election of directors. The ratification of the selection of Ernst & Young LLC requires the approval of the holders of a majority of the shares of common stock present or represented by proxy at the Annual Meeting and voting on the matter.

        Many brokers are subject to New York Stock Exchange ("NYSE") rules. The NYSE rules direct that, if you are the beneficial owner of shares held in "street name" by a broker, the broker, as the record holder of the shares, is required to vote those shares in accordance with your instruction. If you do not give instructions to the broker, the broker will be entitled to vote the shares with respect to "discretionary" items but will not be permitted to vote the shares with respect to "non-discretionary" items (those shares are treated as "broker non-votes"). Broker non-votes are deemed to be shares entitled to vote on such matters. Broker non-votes will not be considered as either a vote cast for or withheld from a director nominee and thus will have no effect on the vote for director nominees.

        Under recent changes to the NYSE rules, the election of directors is no longer considered a discretionary item. This means that brokers who have not been furnished voting instructions from their clients will not be authorized to vote in their discretion on the election of directors. We urge you to provide voting instructions to your broker so that your votes may be counted.

        Abstentions will be counted as present for the purpose of determining the presence of a quorum for transacting business at the Annual Meeting. A stockholder has no ability to abstain in the election of directors. Because Proposal Two requires a majority vote of the shares present or represented by proxy at the Annual Meeting, an abstention will have the effect of a vote against the proposal.

Costs of Soliciting Proxies

        We will bear the costs of solicitation of proxies. In addition to solicitations by mail, our directors, officers and regular employees may solicit proxies by telephone, email and personal interviews without additional remuneration. We will request brokers, custodians and fiduciaries to forward proxy soliciting material to the owners of shares of our common stock that they hold in their names. We will reimburse banks and brokers for their reasonable out-of-pocket expenses incurred in connection with the distribution of our proxy materials.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT

        The following table sets forth information regarding beneficial ownership of our common stock as of March 1, 2010 by:

  •
  each person, entity or group of affiliated persons or entities known to us to be the beneficial owner of more than 5% of the outstanding shares of our common stock,

  •
  each of our directors,

  •
  each named executive officer, as required by the rules of the Securities and Exchange Commission (the "SEC"), and an additional executive officer with respect to whom we have elected to provide beneficial ownership and compensation information (our "named executive officers") and

  •
  all of our directors and executive officers as a group.

        The beneficial ownership set forth below includes any shares that the person has the right to acquire within 60 days after March 1, 2010 through the exercise or conversion of any stock option or other right. The address for each director and executive officer of the Company is: c/o CTC Media, Inc., 15A Pravda Street, Moscow, 125124 Russia.

Name and Address of Beneficial Owner(1)	Number of Outstanding Shares Beneficially Owned	Percentage of Common Stock Outstanding
5% stockholders
MTG Russia AB	60,008,800	38.91%
Skeppsbron 18 Box 2096 SE-10313 Stockholm, Sweden
Alfa CTC Holdings Limited	39,548,896	25.64%
Themistokli Dervi 5 Elenion Building, 2nd Floor P.C. 1066 Nicosia, Cyprus
JPMorgan Chase & Co.(2)	11,325,826	7.34%
270 Park Avenue New York, NY 10017
FMR Corp(3)	8,815,400	5.72%
82 Devonshire Street Boston, MA 02109
Directors and Named Executive Officers
Hans-Holger Albrecht(4)	60,041,400	38.93%
Peter Aven(5)	39,548,896	25.64%
Tamjid Basunia	—	—
Charles Burdick	—	—
Irina Gofman(6)	60,008,800	38.91%
Mathias Hermansson(6)	60,008,800	38.91%
Lev Khasis(7)	—	—
Werner Klatten	—	—
Oleg Sysuev(5)	39,548,896	25.64%
Anton Kudryashov(8)	1,077,547	*
Boris Podolsky(8)	225,000	*
Viacheslav Murugov(8)	389,583	*
Viacheslav Sinadski(8)	137,500	*
Sergey Petrov(8)	54,384	*
Natalia Albrekht	—	*
Alexander Rodnyansky(9)	3,909,359	2.50%
All current directors and named executive officers as a group (16 persons)(4)(5)(6)(8)(9)	105,383,669	66.72%

*
Represents less than 1% of our outstanding common stock.

(1)
We believe that each stockholder has sole voting and investment power with respect to the shares listed, except as otherwise noted. The number of shares beneficially owned by each stockholder is determined under rules of the SEC, and the information is not necessarily indicative of ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the person has sole or shared voting power or investment power and also any shares that the individual has the right to acquire within 60 days of March 1, 2010 through the exercise of any stock option or other right. The inclusion herein of any shares of common stock deemed beneficially owned does not constitute an admission by such stockholder of beneficial ownership of those shares of common stock. Shares of common stock which an individual or entity has a right to acquire within the 60-day period following March 1, 2010 pursuant to the exercise of options or share appreciation rights are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or entity, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person or entity shown in the table.

(2)
Based solely on a Schedule 13G filed with the Securities and Exchange Commission by JPMorgan Chase & Co. ("JPMorgan") on January 28, 2010, which has not been amended as of March 31, 2010 (the "JPMorgan 13G"), JPMorgan reports beneficial ownership of 11,325,826 shares of common stock of CTC Media. The JPMorgan 13G also indicates that JPMorgan has the sole power to vote 11,251,580 shares of common stock of CTC Media and the shared power to vote or direct the voting of 2,059 shares of common stock of CTC Media. The JPMorgan 13G also indicates that JPMorgan has sole power to dispose or direct the disposition of 11,325,826 shares.

(3)
Based solely on a Schedule 13G filed with the Securities and Exchange Commission by FMR Corp. ("FMR") and Edward C. Johnson 3d, Chairman of FMR, on February 14, 2007, which has not been amended as of March 31, 2010 (the "Fidelity 13G"), FMR and Edward C. Johnson 3d each report beneficial ownership of 8,815,400 shares of common stock of CTC Media. The Fidelity 13G also indicates that Fidelity Management & Research Company ("Fidelity"), a wholly-owned subsidiary of FMR, is the beneficial owner of 1,902,056 shares of common stock of CTC Media as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. The Fidelity 13G also indicates that Edward C. Johnson 3d and FMR through its control of Fidelity, each has sole power to dispose of the 1,902,056 shares, and that members of the family of Edward C. Johnson 3d are the predominant owners, directly or through trusts, of Series B shares of common stock of FMR, representing 49% of the voting power of FMR. The Fidelity 13G also indicates that Pyramis Global Advisors, LLC ("PGALLC"), an indirect wholly-owned subsidiary of FMR, is the beneficial owner of 13,624 shares of common stock of CTC Media as a result of its serving as investment adviser to institutional accounts, non-U.S. mutual funds, or investment companies registered under Section 8 of the Investment Company Act of 1940 owning such shares. The Fidelity 13G also indicates that Edward C. Johnson 3d and FMR through its control of PGALLC, each has sole dispositive power over 13,624 shares and sole power to vote or to direct the voting of 13,624 shares of common stock of CTC Media owned by the institutional accounts or funds advised by PGALLC as reported above. The Fidelity 13G also indicates that Pyramis Global Advisors Trust Company ("PGATC"), an indirect wholly-owned subsidiary of FMR, is the beneficial owner of 68,200 shares of common stock of CTC Media as a result of its serving as investment manager of institutional accounts owning such shares. The Fidelity 13G also indicates that Edward C. Johnson 3d and FMR, through its control of PGATC, each has sole dispositive power over 68,200 shares and sole power to vote or to direct the voting of 68,200 shares of common stock of CTC Media owned by the institutional accounts managed by PGATC as reported above. The Fidelity 13G also indicates that Fidelity International Limited ("FIL"), is the beneficial owner of 6,831,520 shares of the outstanding common stock of CTC Media, and that partnerships controlled predominantly by members of the family of Edward C. Johnson 3d and FIL, or trusts for their benefit, own shares of FIL voting stock with the right to cast approximately 47% of the total votes which may be cast by all holders of FIL voting stock. The Fidelity 13G indicates that FMR Corp. and FIL are separate and independent corporate entities, and their Boards of Directors are generally composed of different individuals.

(4)
Consists of (a) 32,600 shares held by Hans-Holger Albrecht directly and (b) 60,008,800 shares held by MTG Russia AB, of which Mr. Albrecht disclaims beneficial ownership, except to the extent of his pecuniary interest therein. Mr. Albrecht, Co-Chairman of our Board of Directors, is the president and CEO of Modern Times Group MTG AB, an affiliate of MTG Russia AB.

(5)
Consists of 39,548,896 shares held by Alfa CTC Holdings Limited. Peter Aven, Co-Chairman of our Board of Directors, and Oleg Sysuev, a member of our Board of Directors, are president and first deputy chairman, respectively, of Alfa Bank. ABH Holdings Corporation is the ultimate parent company of Alfa Bank and Alfa CTC Holdings Limited. Messrs. Aven and Sysuev disclaim beneficial ownership of the shares held by Alfa CTC Holdings Limited, except to the extent of their pecuniary interest therein.

(6)
Consists of 60,008,800 shares held by MTG Russia AB, of which Irina Gofman and Mathias Hermansson disclaim beneficial ownership, except to the extent of their pecuniary interest therein. Ms. Gofman, a member of our Board of Directors, is the CEO of MTG Russia and CIS and is employed by an affiliate of MTG Russia AB. Mr. Hermansson, a member of our Board of Directors, is the Chief Financial Officer of Modern Times Group MTG AB, an affiliate of MTG Russia AB, and a director of MTG Russia AB.

(7)
Mr. Khasis was designated as a director by Alfa CTC Holdings Limited pursuant to the Stockholders' Agreement dated May 12, 2006 by and among CTC Media, MTG Russia AB and Alfa CTC Holdings Limited.

(8)
Consists solely of options exercisable within 60 days of March 1, 2010.

(9)
Mr. Rodnyansky resigned as President of CTC Media as of August 1, 2009 and as a member of the Board of Directors of CTC Media as of December 18, 2009. The number of shares reflected as beneficially owned by Mr. Rodnyansky is based upon information obtained through our records and includes options to purchase 1,836,826 shares of common stock exercisable within 60 days of March 1, 2010.

        Other than the Stockholders' Agreement described below under the heading "Certain Relationships and Related Party Transactions", to the knowledge of the Company, there are no voting trusts or similar arrangements among any of the foregoing persons or entities with respect to the voting of shares of our common stock.

PROPOSAL ONE
ELECTION OF DIRECTORS

        Our By-Laws provide for a Board of Directors that is divided into three classes. One class is elected each year and members of each class hold office for three-year terms. The term of the Class I Directors expires at the 2010 Annual Meeting, the term of the Class II Directors expires at the 2011 Annual Meeting, and the term of the Class III Directors expires at the 2012 Annual Meeting. Mathias Hermansson, Lev Khasis and Werner Klatten currently serve as Class I Directors of the Company and are proposed for re-election as Class I Directors. If they are re-elected, Messrs. Hermansson, Khasis and Klatten each would hold office until our annual meeting of stockholders in 2013 and until his successor is duly elected and qualified. Each nominee has consented to being named herein, and, if re-elected, to serve as a director until his successor is duly elected and qualified. There are no family relationships between or among any of our officers or directors.

        In accordance with the terms and conditions of a stockholders' agreement (the "Stockholders' Agreement") dated May 12, 2006 by and among CTC Media, MTG Russia AB ("MTG Russia"), a wholly owned subsidiary of Modern Times Group MTG AB, and Alfa CTC Holdings Limited ("Alfa"), our Board of Directors comprises nine members, three of whom are currently designated by MTG Russia and three of whom are designated by Alfa. Pursuant to the terms of the Stockholders' Agreement, Messrs. Aven, Sysuev and Khasis have been designated by Alfa and Messrs. Albrecht and Hermansson and Ms. Gofman have been designated by MTG Russia. In addition, pursuant to the Stockholders' Agreement, our Board of Directors designates three additional directors for election, each of whom are to qualify as "independent" for audit committee purposes under applicable Nasdaq and SEC rules and regulations, by a simple majority. See "Corporate Governance—Director Nomination Process".

        Shares represented by all proxies received by our Board of Directors and not so marked as to withhold authority to vote for an individual director will be voted (unless one or more nominees are unable or unwilling to serve) for the election of the nominees named below. Our Board of Directors expects that each of the nominees named below will be available for election, but if any of them is not a candidate at the time the election occurs, it is intended that such proxies will be voted for the election of a substitute nominee to be designated by our Board of Directors.

Directors

        Set forth below are the names and ages of each member of our Board of Directors (including those who are nominees for re-election as Class I Directors) and the positions and offices held, principal occupation and business experience during at least the past five years, the names of other publicly held companies of which the individual currently serves as a director or has served as a director during the past five years, and the year of commencement of the term as director of CTC Media. Information with respect to the number of shares of common stock beneficially owned by each director, directly or indirectly, as of March 1, 2010, appears in this proxy statement under the heading "Security Ownership of Certain Beneficial Owners and Management". In addition to the information presented below regarding each nominee's specific experience, qualifications, attributes and skills that led our Board of Directors to the conclusion that he or she should serve as a director, we also believe that all of our director nominees have a reputation for integrity, honesty and adherence to high ethical standards. They each have demonstrated business acumen and an ability to exercise sound judgment, as well as a commitment of service to CTC Media and our Board of Directors.

Name	Age	Title	Class to Which Director Belongs
Hans-Holger Albrecht(1)(3)	46	Co-Chairman of the Board of Directors	Class III
Peter Aven(1)(3)	55	Co-Chairman of the Board of Directors	Class III
Tamjid Basunia(2)	64	Director	Class II
Charles J. Burdick(1)(2)	58	Director	Class III
Irina Gofman	39	Director	Class II
Mathias Hermansson(4)	37	Director	Class I
Lev Khasis(5)	43	Director	Class I
Werner Klatten(2)(3)	64	Director	Class I
Oleg Sysuev	57	Director	Class II

(1)
Member of Compensation Committee.

(2)
Member of Audit Committee.

(3)
Member of Nominating and Corporate Governance Committee.

(4)
Mathias Hermansson was designated to serve as a member of our Board of Directors on December 17, 2009 by our stockholder MTG Russia, pursuant to the Stockholders' Agreement and as described in the section below titled "Director Nomination Process". Mr. Hermansson replaced Kaj Gradevik, who served as a member of our Board of Directors from July 2002 until his resignation on December 17, 2009.

(5)
Lev Khasis was designated to serve as a member of our Board of Directors on April 20, 2009 by our stockholder Alfa, pursuant to the Stockholders' Agreement and as described in the section below titled "Director Nomination Process". Mr. Khasis replaced Elena Grechina, who served as a member of our Board of Directors from March 28, 2008 until her resignation on April 20, 2009.

        Hans-Holger Albrecht.    Mr. Albrecht has been a member of our Board of Directors since July 2002 and was appointed Co-Chairman in December 2003. He is president and CEO of Modern Times Group MTG AB, a publicly listed television and media group based in Sweden ("MTG"), which is an affiliate of one of our principal stockholders. Mr. Albrecht joined MTG in 1997 and has served as its president and CEO since August 2000. Prior to joining MTG, Mr. Albrecht worked for Daimler-Benz and for the CLT media group in Luxembourg, where he had responsibility for SuperRTL and CLT's Digital-TV project, as well as for all television activities and development in Germany and Eastern Europe. Mr. Albrecht also serves as a director of Constantin Median AG, a German listed company. We believe Mr. Albrecht's qualifications to sit on our Board of Directors include his extensive experience in the media and television industries, including his executive leadership and management experience as CEO of a major publicly held media company and as a director of a listed German television company.

        Peter Aven.    Mr. Aven has been a member of our Board of Directors since July 2002 and was appointed Co-Chairman in December 2003. Mr. Aven is president of Alfa Bank, one of Russia's largest commercial banks, where he is responsible for overall strategy and for relations with business and government leaders. An affiliate of Alfa Bank is one of our principal stockholders. Prior to joining Alfa Bank in 1994, Mr. Aven was Minister of Foreign Economic Relations for the Russian Federation (1991 to 1992). He had previously worked at the International Institute for Applied Systems Analysis in Austria. Mr. Aven is an internationally recognized economist and the author of works on econometrics and Russian agricultural reform. He holds a Ph.D. in Econometrics from Moscow State University. Mr. Aven is currently a trustee of the board of directors of the Russian Economics School and of the

Board of the Association for National Financial Reporting Standards, a member of the Board of Russian Union of Industrialists and Entrepreneurs and of the Board of the Competitiveness and Entrepreneurship Council of the government of the Russian Federation, a trustee of the Centre for Economic Policy Research and of the Eisenhower Fellowships Board, and is the chairman of the Russia-Latvia Business Council. He also has served, since 2007, as the Chairman of the Board of Directors of AlfaStrakhovanie. We believe Mr. Aven's qualifications to sit on our Board of Directors include his extensive experience in the Russian business world and his past experience in the Russian government, which allows him to contribute a deep understanding of the Russian market to our Board of Directors.

        Tamjid Basunia.    Mr. Basunia has been a member of our Board of Directors since June 2006. Mr. Basunia was a partner at PricewaterhouseCoopers L.L.P. for more than 20 years until his retirement in December 2005, working in London, Eastern Europe, the Middle East and, for 11 years, the Russian Federation. Mr. Basunia has worked in audit and business advisory roles for banks and other financial institutions, assisting on a variety of issues such as strategy, profitability reviews, risk management and human resource policies. His role at PricewaterhouseCoopers included serving as chairman of the supervisory board for Eastern European operations and as chairman of the audit committee for more than ten years. Mr. Basunia was also chairman of the regulatory group established by the principal international accounting firms in the Russian Federation. Mr. Basunia is a fellow of the Institute of Chartered Accountants in England and Wales. Since July 1, 2008, Mr. Basunia has served as a non-executive director and Chairman of the Audit Committee of Promsvyaz Bank, a privately owned bank in Russia. We believe Mr. Basunia's qualifications to sit on our Board of Directors include his extensive experience at a major accounting firm and his significant financial expertise, as well as his experience providing audit and business advisory services, particularly in Russia.

        Charles Burdick.    Mr. Burdick has been a member of our Board of Directors since June 2006. Mr. Burdick has an extensive background in telecommunications and media, with over 25 years experience in the industry. Until July 2005, he was chief executive officer of HIT Entertainment Plc, a publicly listed provider of pre-school children's entertainment. From 1996 to 2004, he worked for Telewest Communications, the second largest cable television company in the United Kingdom, serving as chief financial officer and chief executive officer. In these roles he oversaw the financial and operational restructuring of Telewest and was responsible for leading and financing the acquisitions of a number of cable companies. Mr. Burdick has also held a series of financial positions with TimeWarner, US WEST and MediaOne, specializing in corporate finance, mergers and acquisitions, and international treasury. Mr. Burdick currently serves as a non-executive director and chairman of Comverse Technologies, formerly a NASDAQ-listed company, currently listed on the "Pink Sheets". We believe Mr. Burdick's qualifications to sit on our Board of Directors include his executive leadership and management experience at publicly held companies.

        Irina Gofman.    Ms. Gofman has been a member of our Board of Directors since July 2008. Ms. Gofman has served as CEO of MTG-Russia and CIS since 2008 and is employed by an affiliate of MTG Russia. Prior to joining MTG, Ms. Gofman served as managing partner (media) of ESN Group, a Moscow-based investment and management company. Before joining ESN Group, Ms. Gofman was chief executive officer of Rambler Media Group, a Moscow-based internet media and services group, from 2004 to 2007. During her time at Rambler Media Group, Ms. Gofman led that company's initial public offering and listing on the Alternative Investment Market (AIM), a sub-market of the London Stock Exchange. Before joining Rambler Media Group, Ms. Gofman worked as chief operating officer of the DTV Russian television network from 2002 to 2004. We acquired the DTV network from an affiliate of MTG Russia in April 2008. Ms. Gofman has a Ph.D. in Philology from Moscow State University and an MBA from Babson College. We believe Ms. Gofman's qualifications to sit on our Board of Directors include her experience in the media and television industries and her understanding of the Russian market.

        Mathias Hermansson.    Mr. Hermansson joined our Board of Directors in December 2009. He was appointed Chief Financial Officer of MTG in March 2006, prior to which he served as Group Financial Controller between 2001 and 2006 and held various financial positions at MTG's Viasat Broadcasting, Radio and Internet Retailing businesses. Mr. Hermansson also served as Finance Director at the North American operations of MTG's former subsidiary Metro International S.A. and, prior to joining MTG in 1999, worked for Unilever Sweden. We believe Mr. Hermansson's qualifications to sit on our Board of Directors include his experience as CFO of a major publicly held media company, as well as his executive leadership and management experience.

        Lev Khasis.    Mr. Khasis joined our Board of Directors in April 2009. He is the Chief Executive Officer and Chairman of the Management Board of X5 Retail Group N.V. ("X5"), the largest retail company in Russia by sales. Before the merger between "Perekrestok" and "Pyaterochka" which formed X5 in May 2006, Mr. Khasis served as the Chairman of the Perekrestok Supervisory Board. Mr. Khasis has held a number of senior board and management positions, including Chairman of the Board of "Trading House GUM", and Chairman of the Board of "Trade House TsUM". Since February 2008, Mr. Khasis has served as the Chairman of the Russian Association of Companies of Retail Trade (ACORT), and since June 2005 as a member of the Management Board of OJSC Transaero Airlines. Since May 2006, Mr. Khasis has also been a member of the Alfa Group Consortium's Supervisory Board, which is a consultative body that provides advice and consultation to the Alfa group of companies. Mr. Khasis holds Ph.D.s in Economics, Law and Technology. We believe Mr. Khasis' qualifications to sit on our Board of Directors include his experience as CEO and Chairman of Russia's largest retailer, including his extensive experience in the Russian business world and his leadership and management experience.

        Werner Klatten.    Mr. Klatten has been a member of our Board of Directors since June 2006. Mr. Klatten is currently vice chairman of the supervisory board of Constantin Medien AG, a German publicly traded media and marketing company focused on sports and entertainment, as well as president of Highlight Communications AG, an affiliate company of Constantin Medien AG. From September 2001 until August 2008 Mr. Klatten was Chief Executive Officer and chairman of the management board of Constantin Medien AG. Early in his career, Mr. Klatten joined Martin Brinkmann AG in 1977 as senior legal advisor. In 1984, he was appointed to the board of directors of Martin Brinkmann, where he was responsible for marketing and one year later became chairman of that board of directors. In 1988, Mr. Klatten moved to become chief executive officer of the television channel Sat. 1. In 1994, he moved to Spiegel-Verlag as management executive in charge of markets and revenue. Ultimately, he assumed management of Spiegel TV and, in September 2000, he became the chairman of the board of directors of SpiegelNet AG. Mr. Klatten studied jurisprudence and began his career practicing law in Hamburg, Germany. We believe Mr. Klatten's qualifications to sit on our Board of Directors include his experience as a director of a German publicly held media company and his past executive leadership and management experience at other media companies.

        Oleg Sysuev.    Mr. Sysuev has been a member of our Board of Directors since October 2003. He is first deputy chairman of the board of directors of Alfa Bank, where he is responsible for the bank's regional branch network and banking in the regions. An affiliate of Alfa Bank is one of our principal stockholders. Prior to joining Alfa Bank in 1999, Mr. Sysuev held senior posts in the Russian Federation government. Under President Yeltsin, Mr. Sysuev was First Deputy Head of the Presidential Administration (1998-99), Vice-Premier of the Federal Government and Minister of Labor and Social Development (1997-98). He previously served as Mayor of Samara (1992-97) and he also represented Russia in the Council of the European Congress of Local and Regional Government. Mr. Sysuev was also president of the Board of the Congress of Municipalities of Russia (from 2000 to 2006), a member of the Presidential Council for Local Government, and deputy chairman of the Presidential Committee for Literature and the Arts. He also serves as a director of AlfaStrakhovanie, Alfa Asset Management and Rosvodokanal, a Russian water utility company. Mr. Sysuev is also Chairman of the largest Russian charitable organization, the Life Line Charity Fund. He has published numerous articles on the structures of post-Soviet Russia. We believe Mr. Sysuev's qualifications to sit on our Board of Directors include his experience in the Russian business world as a director of a major Russian bank, as well as his extensive experience in the Russian government.

BOARD RECOMMENDATION

        OUR BOARD OF DIRECTORS BELIEVES THAT APPROVAL OF THE RE-ELECTION OF MATHIAS HERMANSSON, LEV KHASIS AND WERNER KLATTEN TO SERVE AS CLASS I DIRECTORS IS IN THE BEST INTERESTS OF CTC MEDIA AND ITS STOCKHOLDERS AND THEREFORE RECOMMENDS A VOTE "FOR" THIS PROPOSAL.

 CORPORATE GOVERNANCE

        Our Board of Directors believes that good corporate governance is important in ensuring that CTC Media is managed for the long-term benefit of stockholders. This section describes key corporate governance guidelines and practices that our Board has adopted. Complete copies of our corporate governance guidelines, committee charters and code of conduct are available on the Investors section of our website, www.ctcmedia.ru. under the heading Corporate Governance. Alternatively, you can request a copy of any of these documents by writing to eostrova@ctcmedia.ru.

 Corporate Governance Guidelines

        Our Board of Directors has adopted corporate governance guidelines to assist in the exercise of its duties and responsibilities and to serve the best interests of CTC Media and our stockholders. These guidelines, which provide a framework for the conduct of our Board of Directors' business, provide that:

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  our Board of Directors' principal responsibility is to oversee the management of CTC Media;

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  a majority of the members of our Board of Directors shall be independent directors, unless otherwise permitted by Nasdaq rules;

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  the independent directors meet at least twice a year in executive session and at other times at the request of any independent director; and

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  directors have full and free access to management.

Board Leadership Structure

        Pursuant to the terms of our Stockholders' Agreement, Hans-Holger Albrecht and Peter Aven have been designated as Co-Chairmen of our Board of Directors by MTG Russia and Alfa, respectively. The Board of Directors believes that our two Co-Chairmen, as designees of our two largest stockholders, are particularly well-suited to representing the interests of all of our stockholders. Our Board of Directors has separated the role of Chief Executive Officer because it believes, at this time, that this structure best enables our Board to ensure that CTC Media's business and affairs are managed effectively and in the best interests of stockholders.

Board Determination of Independence

        Under applicable Nasdaq rules, a director will only qualify as an "independent director" if, in the opinion of our Board of Directors, that person does not have a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

        Our Board of Directors has determined that none of our directors has a relationship that would interfere with the exercise of his or her independent judgment in carrying out the responsibilities of a director, and therefore, that each of our current directors is an "independent director" as defined under Nasdaq Rule 4200(a)(15). Our Board of Directors reached a similar determination with respect to Elena Grechina, who served as a director until her resignation in April 2009, and Kaj Gradevik, who served as a director until his resignation in December 2009.

        In determining the independence of our directors, our Board considered each of the transactions discussed in "Certain Relationships and Related Party Transactions" beginning on page 19.

Board of Directors Meetings and Attendance

        Our Board of Directors met five times during 2009. During 2009, each director attended in person or by phone at least 75% of the aggregate of the total number of meetings of our Board of Directors and the total number of meetings of all committees of our Board of Directors on which he or she served. After Mr. Khasis joined our Board of Directors on April 20, 2009, there were three meetings of our Board in 2009, of which Mr. Khasis missed one.

Director Attendance at Annual Meeting of Stockholders

        Our corporate governance guidelines provide that directors are expected to attend the annual meeting of stockholders. All directors serving at that time attended the 2009 annual meeting of stockholders.

Committees of our Board of Directors

        Our Board of Directors has established three standing committees—Audit, Compensation and Nominating and Corporate Governance—each of which operates under a charter that has been approved by our Board of Directors. Each committee's current charter is posted in the Investors link on our website, www.ctcmedia.ru, under the heading Corporate Governance. In 2008, our Board of Directors also established a Deadlocks Committee in connection with the increase of the size of our Board of Directors to ten members and the appointment of Mr. Rodnyansky to our Board of Directors. In connection with Mr. Rodnyansky's resignation from our Board of Directors in December 2009, our Board of Directors reduced its size from ten members to nine members. Therefore, our Board of Directors does not anticipate that the Deadlocks Committee will need to meet.

        Our Board has determined that all of the members of each of our Board of Directors' four standing committees are independent as defined under the rules of the Nasdaq Stock Market, including, in the case of all members of the Audit Committee, the independence requirements contemplated by Rule 10A-3 under the Exchange Act.

Audit Committee

        The Audit Committee's responsibilities include:

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  appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

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  overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of reports from such firm;

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  reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

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  monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

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  overseeing our internal audit function;

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  establishing procedures for the receipt and retention of accounting-related complaints and concerns;

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  meeting independently with our internal auditing staff, independent registered public accounting firm and management;

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  reviewing and approving or ratifying any related person transactions; and

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  preparing the audit committee report required by SEC rules, which is included on page 16 of this proxy statement.

        The members of our Audit Committee are Messrs. Basunia, Burdick and Klatten. Our Board of Directors has determined that Tamjid Basunia is an "audit committee financial expert" as defined by applicable SEC rules. Our Audit Committee met six times during 2009.

Compensation Committee

        The Compensation Committee's responsibilities include:

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  reviewing and approving, or recommending for approval by our Board of Directors, the compensation and benefits of our CEO and other named executive officers, including the structure and levels of salary, bonuses and other incentive compensation, equity compensation (including awards to induce employment), executive perquisites, deferred compensation (if any), severance arrangements, change-in-control benefits and other forms of executive officer compensation;

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  overseeing the evaluation of our senior executives;

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  periodically reviewing and making recommendations to our Board of Directors with respect to incentive compensation plans and equity-based plans;

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  administering our stock incentive plans; and

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  preparing any report on executive compensation required by the rules and regulations of the SEC.

        The processes and procedures followed by our Compensation Committee in considering and determining executive and director compensation are described below under the heading "Information About Executive and Director Compensation".

        The members of our Compensation Committee are Messrs. Albrecht, Aven and Burdick. The Compensation Committee met five times and acted once by written consent in 2009.

Nominating and Corporate Governance Committee

        The Nominating and Corporate Governance Committee's responsibilities include:

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  identifying individuals qualified to become members of our Board of Directors;

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  recommending to our Board of Directors the persons to be nominated for election as directors and to each of our Board of Directors' committees; and

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  developing and recommending corporate governance principles to our Board of Directors.

        The processes and procedures followed by the Nominating and Corporate Governance Committee in identifying and evaluating director candidates are described below under the heading "Director Nomination Process".

        The members of our Nominating and Corporate Governance Committee are Messrs. Albrecht, Aven and Klatten. Our Nominating and Corporate Governance Committee did not meet formally but acted once by written consent in 2009.

Deadlocks Committee

        When our Board of Directors was expanded to ten members in 2008, our Board of Directors amended our By-Laws to provide for a Deadlocks Committee. In the event our Board of Directors becomes deadlocked by virtue of there being a tie vote on any matter allowed to be delegated to a committee pursuant to Section 141(c)(2) of the General Corporation Law of the State of Delaware, the matter will be delegated for resolution to the Deadlocks Committee. The members of the Deadlocks Committee must be "independent" for audit committee purposes under applicable Nasdaq and SEC rules and regulations. The current members of the Deadlocks Committee are Messrs. Basunia, Burdick and Klatten. There have been no meetings of the Deadlocks Committee since it was established. Since the resignation of Mr. Rodnyansky in December 2009, our Board of Directors consists of nine members.

Our Board of Directors' Role in Risk Oversight

        Our Board of Directors has responsibility for the oversight of risk management. A fundamental part of risk management is not only understanding the risks the Company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for our Company. The involvement of our Board of Directors in setting our business strategy is a key part of its assessment of risk management and the determination of what constitutes an appropriate level of risk for our Company. Our Board regularly discusses with management the Company's major risk exposures, their potential impact on our Company and the steps we take to manage them.

        Although our Board of Directors has ultimate oversight responsibility for the risk management process, the Audit Committee fulfils a critical role in our risk management. In particular, the Audit Committee focuses on assessing and mitigating financial risk, including the adequacy of internal controls and management's internal assessment of our internal control over financial reporting. In addition, the Audit Committee receives an annual risk assessment report from our internal auditors. The Audit Committee was also actively engaged with management throughout 2009 in the development of an enhanced risk management system, and has regularly reported to the full Board of Directors in this regard.

Director Nomination Process

        In accordance with the terms and conditions of the Stockholders' Agreement, our Board of Directors comprises nine members, three of whom are currently designated by MTG Russia and three of whom are designated by Alfa. One member designated by each of MTG Russia and Alfa serves as one of the Co-Chairmen of our Board of Directors. If the number of shares held by MTG Russia or Alfa falls below designated thresholds, such party will lose the right to designate one or more directors. If the percentage shareholding of either MTG Russia or Alfa from time to time is equal to or greater than 20%, it will have the right to designate three directors; if it is less than 20% but equal to or greater than 15%, it will have the right to designate two directors; and if it is less than 15% but greater than 10%, it will have the right to designate one director. Pursuant to the terms of the Stockholders' Agreement, Messrs. Aven, Sysuev and Khasis have been designated by Alfa and Messrs. Albrecht and Hermansson and Ms. Gofman have been designated by MTG Russia. In addition, pursuant to the Stockholders' Agreement, our Board of Directors designates three additional directors, each of whom are to qualify as "independent" for audit committee purposes under applicable Nasdaq and SEC rules and regulations, by a simple majority.

        With regard to the directors not designated by MTG Russia or Alfa, our Board of Directors is responsible for selecting nominees for election by the stockholders. The Nominating and Corporate Governance Committee recommends to our Board of Directors candidates for election or re-election to our Board of Directors. The Nominating and Corporate Governance Committee makes its recommendations based on the needs of our Board of Directors as determined by periodic evaluations of our Board of Directors' performance and composition, as well as the individual strengths and weaknesses of the candidates. The candidates are selected from qualified candidates recommended by our Board of Directors, the Nominating and Corporate Governance Committee or any other reliable source, including stockholders. In general, we seek as directors individuals with substantial management experience who possess the highest personal values, judgment and integrity, an understanding of the environment in which we do business, and diverse experience in the key business, financial and other challenges that face a corporation such as ours.

        Stockholders may recommend individuals to the Nominating and Corporate Governance Committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made, to the Nominating and Corporate Governance Committee, in care of Chief Financial Officer, CTC Media, Inc., 15A, Pravda Street, Moscow, 125124 Russia. Assuming that appropriate biographical and background material has been provided on a timely basis, the Nominating and Corporate Governance Committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying the same criteria, as it does in considering other candidates.

        Stockholders also have the right under our By-Laws to directly nominate director candidates, without any action or recommendation on the part of the Nominating and Corporate Governance Committee or our Board of Directors, by following the procedures set forth under the heading "Stockholder Proposals for the 2011 Annual Meeting" below.

        In considering whether to recommend any candidate for inclusion in our Board of Directors' slate of recommended director nominees, including candidates recommended by stockholders, the Nominating and Corporate Governance Committee applies the criteria set forth in CTC Media's Corporate Governance Guidelines. These criteria include the candidate's integrity, business acumen, experience, commitment, diligence, conflicts of interest and the ability to act in the interests of all shareholders. Our Corporate Governance Guidelines specify that the value of diversity on the Board should be considered by the Nominating and Corporate Governance Committee in the director identification and nomination process. The Committee seeks nominees with a broad diversity of experience, professions, skills, geographic representation and backgrounds. The Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. CTC Media believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant breadth of experience, knowledge and abilities that will allow the Board to fulfill its responsibilities. Nominees are not discriminated against on the basis of race, religion, national origin, sex, sexual orientation, disability or any other basis proscribed by law.

Communications from Stockholders

        Our Board of Directors will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate.

        The Chairman of the Nominating and Corporate Governance Committee, with the assistance of our CFO, is primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the other directors as he considers appropriate.

        Communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the Chairman of the Nominating and Corporate Governance Committee considers to be important for the directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we tend to receive repetitive or duplicative communications.

        Stockholders who wish to send communications on any topic to our Board of Directors should address such communications to our Board of Directors in care of Chief Financial Officer, CTC Media, Inc., 15A, Pravda Street, Moscow, 125124 Russia.

Code of Business Conduct and Ethics

        We have adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer. We have posted a current copy of the code in the Investors link on our website, www.ctcmedia.ru, under the heading Corporate Governance. In addition, we intend to post on our website all disclosures that are required by law or Nasdaq stock market listing standards concerning any amendments to, or waivers from, any provision of the code.

Report of the Audit Committee of our Board of Directors

        The Audit Committee of our Board of Directors is currently composed of three members and acts under a written charter adopted and approved as of June 26, 2008. The members of the Audit Committee are independent directors, as defined by the Audit Committee's charter and the rules of the Nasdaq Stock Market, and possess the financial sophistication required by such charter and rules. The Audit Committee held six meetings during 2009.

        Management is responsible for our internal controls and the financial reporting process. Our independent registered public accounting firm, Ernst & Young LLC, is responsible for performing an independent audit of our financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States), and issues a report on those financial statements. The Audit Committee is responsible for monitoring and overseeing these processes. As appropriate, the Audit Committee reviews and evaluates, and discusses with management, internal accounting, financial and internal auditing personnel and the independent registered public accounting firm, the following:

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  critical accounting policies and practices;

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  alternative treatments within generally accepted accounting principles for policies and practices related to material items that have been discussed with management, including ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor;

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  other material written communications between the independent auditor and management;

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  any audit problems or difficulties the independent auditor encountered in the course of the audit work and management's response, including any restrictions on the scope of the independent auditor's activities or on access to requested information and any significant disagreements with management;

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  major issues as to the adequacy of our internal controls and any special audit steps adopted in light of material control deficiencies;

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  analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements; and

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  the effect of regulatory and accounting initiatives, as well as off balance sheet structures, on our financial statements.

        The Audit Committee has reviewed the Company's audited financial statements for 2009 and discussed these financial statements with the Company's management. Management represented to the Audit Committee that our financial statements had been prepared in accordance with accounting principles generally accepted in the United States. The Audit Committee has also reviewed and discussed with Ernst & Young LLC, our independent registered public accounting firm, the audited financial statements and the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, including, among other things, the following:

  •
  methods to account for significant unusual transactions;

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  the effect of significant accounting policies in controversial or emerging areas for which there is a lack of authoritative guidance or consensus;

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  the process used by management in formulating particularly sensitive accounting estimates and the basis for the registered public accounting firm's conclusions regarding the reasonableness of those estimates; and

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  disagreements with management over the application of accounting principles, the basis for management's accounting estimates and the disclosures in the financial statements.

        The Audit Committee has received the written disclosures and the letter from the independent accounting firm required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the Audit Committee concerning independence, and has discussed with the independent accountant the independent accountant's independence.

        Based on the review and discussions referred to above, the Audit Committee recommended to the Company's Board of Directors that the audited financial statements be included in the Company's annual report on Form 10-K for the year ended December 31, 2009.

        By the Audit Committee of the Board of Directors of CTC Media, Inc.

                      Tamjid Basunia, Chairman
                      Charles Burdick
                      Werner Klatten

 Independent Registered Public Accounting Firm Fees

        The following table summarizes the fees of Ernst & Young LLC, our independent registered public accounting firm, billed to us for each of the last two fiscal years.

	2009	2008
Audit Fees(1)	$843,115	$1,190,000
Audit-Related Fees(2)	$26,149	$49,115
Tax Fees(3)	$15,112	$105,450

Total Fees	$884,376	$1,344,565

(1)
Audit fees for 2009 and 2008 were for professional services provided for the audit of our consolidated annual financial statements and review of financial statements included in our Annual Report on Form 10-K or services normally provided in connection with statutory and regulatory filings or engagements for those fiscal years.

(2)
Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and which are not reported under "Audit Fees". These services relate to advice related to accounting and reporting standards.

(3)
Tax fees consist of fees for tax advice and tax planning services. Tax advice and tax planning services relate to tax advice related to mergers and acquisitions and foreign operations.

Audit Committee's Pre-Approval Policy and Procedures

        Our Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. This policy generally provides that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the Audit Committee or the engagement is entered into pursuant to one of the pre-approval procedures described below.

        From time to time, our Audit Committee may pre-approve specified types of services that are expected to be provided to us by our independent registered public firm during the next 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.

        Our Audit Committee has also delegated to each individual member of the Audit Committee the authority to approve any audit or non-audit services to be provided to us by our independent registered public accounting firm. Any approval of services by a member of the Audit Committee pursuant to this delegated authority is reported on at the next meeting of the Audit Committee.

        The Audit Committee has considered and determined that the provision of the non-audit services noted in the foregoing table is compatible with maintaining Ernst & Young LLC's independence. During fiscal years 2008 and 2009, no services were provided to CTC Media by Ernst & Young LLC other than in accordance with the pre-approval policies and procedures described above.

 CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policies and Procedures Regarding Related Party Transactions

        CTC Media has in place a written policy to review and ratify transactions that we have with certain related parties, including our directors, senior executive officers, their immediate family members and entities owned or controlled by them. This policy obligates related parties to disclose the existence of conflicts of interest and potential corporate opportunities. The policy covers transactions and arrangements with a related party including conflicts of interest and corporate opportunities.

        The policy requires that disclosure be made by any executive officer or director promptly after he or she becomes aware of the potential conflict of interest or related party transaction in which he or she would be a participant. In the case of a conflict of interest or related party transaction involving our CEO or any director, the disclosure should be made to our Audit Committee, which shall have the authority to determine whether a conflict of interest exists. Disclosure may be made to our CFO in certain instances involving executive officers other than our CEO.

        All related party transactions involving any executive officer in excess of $120,000 must be reviewed and approved by our Audit Committee. In approving or rejecting a related party transaction, our Audit Committee considers the relevant facts and circumstances available and deemed relevant to the Audit Committee, including, but not limited to the risks, costs and benefits to us, the terms of the transaction, the availability of other sources for comparable services or products, and, if applicable, the impact on a director's independence. Our Audit Committee applies a standard of commercial reasonableness to related party transactions.

        The following is a description of the transactions that we have engaged in or that have remained in place since January 1, 2009 with our directors, executive officers, holders of more than 5% of our capital stock, and their respective affiliates. In each case, we determined the transaction prices in negotiation with the counterparty.

Related Party Transactions

Stockholders' Agreement

        We are party to a Stockholders' Agreement with our major stockholders, MTG Russia and Alfa. The principal terms of this agreement are as follows:

        Board composition.    Our Board of Directors has nine members, three of whom are designated by MTG Russia, and three of whom are designated by Alfa. One member designated by each of MTG Russia and Alfa serves as one of our Co-Chairmen. If the number of shares held by MTG Russia or Alfa falls below certain designated thresholds, such party will lose the right to designate one or more directors. See "Corporate Governance—Director Nomination Process". In addition, our Board of Directors designates by simple majority three additional directors, each of whom must qualify as "independent" for audit committee purposes under applicable Nasdaq and SEC rules and regulations.

        Approval of Material Transactions.    If we propose to enter into a transaction or series of related transactions involving a value exceeding 10% of our consolidated total assets, to issue a number of shares with voting power exceeding 10% of the voting power of our shares then in issue (other than in connection with a compensatory option plan), or to appoint a new CEO, then any two of our directors (other than any director with a direct or indirect financial interest in the matter in question) may, acting together, request that the proposal relating to such transaction not be voted on for a period of 45 days and that a special meeting of our Board of Directors be called to review and consider the transaction. Other than with respect to the appointment of a new CEO, such directors may also request that an independent advisor be engaged to assist our Board of Directors in evaluating the proposed transaction.

        Right of First Offer.    Each of MTG Russia and Alfa has a right of first offer in the event of any proposed sale of our common stock held by the other.

        Standstill.    Other than in connection with any exercise of the right of first offer described above, MTG Russia and Alfa have agreed not to acquire additional shares of our capital stock to the extent that such acquisition would cause their beneficial ownership of our shares to exceed 40% and 30%, respectively.

        Tender offer requirement.    Other than in connection with any exercise of the right of first offer described above, each party has agreed not to acquire additional shares of our capital stock to the extent that such acquisition would cause its beneficial ownership of our shares, together with those of any affiliate, to exceed 50%, without making a tender offer for all of our outstanding shares in compliance with the tender offer rules under the Exchange Act.

        Non-competition.    MTG Russia has agreed on behalf of itself and its affiliates to the non-competition provisions described below under "Transactions with MTG".

        Term.    Unless terminated earlier by the consent of the parties thereto, the Stockholders' Agreement terminates on June 6, 2011.

Transactions with Alfa

        We have entered into various transactions and are party to various agreements with Alfa Bank, a Russian bank, and certain of its affiliates, which we refer to collectively below as "Alfa". Alfa is one of our principal stockholders. Peter Aven, Co-Chairman of our Board of Directors, is the president of Alfa Bank. Oleg Sysuev, a member of our Board of Directors, is first deputy chairman of Alfa Bank. To our knowledge, neither Mr. Aven nor Mr. Sysuev received any fees or other remuneration from us or Alfa in connection with any of the transactions described below.

Commercial banking

        We maintain certain of our cash balances with Alfa Bank. As of December 31, 2009, the cash balances held on Alfa Bank's accounts totaled $19.9 million. In addition, as of December 31, 2009, we placed deposits with maturity ranging from three to six months with Alfa Bank in the amount of $15.1 million. The interest accrued on bank accounts with Alfa Bank was $1.4 million in 2009. In 2009, Alfa Bank charged us $0.5 million in commissions for banking services, of which we paid $0.4 million in 2009.

Advertising revenues

        Our networks and television station groups received advertising revenue from Alfa of $2.7 million in 2009.

Transactions with MTG

        We have entered into various transactions and are party to various agreements with Modern Times Group MTG AB, a publicly traded Swedish media company, and certain of its affiliates, which we refer to collectively below as "MTG". MTG is one of our principal stockholders. Hans-Holger Albrecht, Co-Chairman of our Board of Directors, is the president and chief executive officer of MTG. Irina Gofman, a member of our Board of Directors, is the chief executive officer of MTG Russia and CIS, and Mathias Hermansson, also a member of our Board since December 2009, is the chief financial officer of MTG. Mr. Gradevik, a member of our Board until his resignation in December 2009, was MTG's head of mergers and acquisitions and business development at the time of his resignation from our Board. To our knowledge, none of Mr. Albrecht, Ms. Gofman, Mr. Hermansson or Mr. Gradevik received any fees or other remuneration from us or MTG in connection with any of the transactions described below.

Non-Compete Agreement

        In connection with our Stockholders' Agreement (discussed above), MTG has agreed that, for so long as MTG (together with its affiliates, the "MTG Group") beneficially owns shares of our common stock that provide it with 20% or more of the voting power of our issued and outstanding capital stock:

  •
  No member of the MTG Group will engage in the business of free-to-air television in Russia.

  •
  No member of the MTG Group may:

  •
  establish or acquire directly or indirectly any free-to-air television network or station in any of the countries of the former Soviet Union other than Russia, Estonia, Latvia and Lithuania or sign an affiliate agreement with any such television station;

  •
  tender for any television broadcasting frequency in such countries; or

  •
  enter into any substantial programming acquisition agreement with a major U.S. studio granting a member of the MTG Group the right to broadcast in all or any portion of such countries;

in each case, without MTG having first complied with the right of first negotiation procedures described below.

        The right of first negotiation procedures are as follows:

        If MTG wishes to complete a relevant transaction, MTG is first required to provide our Board of Directors with prior written notice, setting forth the material commercial terms of the proposed transaction. Our Board of Directors, acting by a simple majority of the disinterested directors, is required, within 15 business days, to provide MTG with notice of whether we intend to pursue such transaction. If our Board of Directors decides not to pursue such transaction or fails to provide notice to MTG within the specified time period, MTG will be free to complete such transaction on commercial terms not materially better than those set forth in the notice to our Board of Directors. If our Board of Directors notifies MTG that it wishes to pursue such transaction, all members of the MTG Group must immediately cease all discussions and negotiations in connection with such transaction, except that if we fail to complete the transaction within 180 days, MTG may complete the transaction within one year of the date of the original notice on any terms.

        If a dispute arises in connection with these non-competition provisions, the dispute will first be submitted to the chief executive officers of MTG and CTC Media to resolve. If after two meetings of the chief executive officers, the matter has not been resolved, the matter may then be submitted to arbitration. Until the dispute is resolved or 60 days following delivery of a dispute notice, whichever is earlier, MTG will be required to cease all discussions and negotiations on the transaction that is the subject of the dispute. We will only be permitted to trigger these dispute resolution procedures if a majority of the members of our Audit Committee has determined that there is a reasonable basis to believe that MTG is in breach of the this non-compete agreement.

Sale of programming rights

        In 2009, we sold programming to MTG in the amount of $0.4 million and we acquired programming from MTG in the amount of $0.5 million for 2009.

Registration Rights

        Holders of an aggregate of approximately 109 million shares of our common stock have the right, pursuant to a registration rights agreement, to require us to register these shares under the Securities Act under specific circumstances.

        Demand Registration Rights.    Each of MTG, Alfa and the funds managed by Fidelity Investments ("Fidelity") may require that we file a registration statement with regard to all or any portion of their shares of our common stock so long as, together with all other participating shareholders, they register shares having an aggregate sale price to the public of at least $50 million. All parties that have demand registration rights are entitled to participate in such registration. We are not obligated to effect more than one registration under this demand provision for each of Alfa, MTG and Fidelity. If the underwriters managing the offering to be made pursuant to any such demand determine that the market cannot support the sale of all the shares requested to be sold pursuant to such demand, the shares to be sold by all parties to the agreement (other than the stockholder(s) that initiated the demand) must first be cut back pro rata, and only once all the shares of such parties have been eliminated from the registration may the initiating stockholder's shares to be sold be cut back.

        Company Registration.    All parties to the registration rights agreement are entitled to "piggy-back" registration rights on registrations that we initiate, subject to the underwriters' right to reduce the number of shares proposed to be registered in view of market conditions.

        S-3 Rights.    If we are entitled at any time to use the "short-form" registration statement, Form S-3, and two unaffiliated stockholders request that we effect a registration on Form S-3 for shares having, taken together, an aggregate sale price to the public of at least $10 million, we will be required to cause such shares to be registered.

        Expenses.    We will pay all fees, costs and expenses of any demand or incidental registrations (including up to $75,000 in expenses of one law firm representing the selling stockholders), and the holders of securities being registered will pay all underwriting discounts and commissions.

Arrangements with Directors, Officers and Employees

  Alexander Rodnyansky

        In December 2009, we entered into a voluntary agreement with Alexander Rodnyansky, our former Chief Executive Officer, President and member of our Board of Directors, to settle lawsuits we filed against Mr. Rodnyansky in November 2009. According to the terms of the settlement, Mr. Rodnyansky resigned from our Board of Directors, effective December 18, 2009, and forfeited one-third of the stock appreciation rights granted to him pursuant to the Share Appreciation Rights Agreement dated as of September 16, 2003, and one-third of the vested stock options granted to him pursuant to the Stock Option Agreement dated as of July 14, 2006. Mr. Rodnyansky exercised the remaining portion of his share appreciation rights, which we settled by issuing him 2,072,533 shares of our common stock, and by paying him $25.9 million in cash, which is net of the aggregate exercise price. Mr. Rodnyansky's options to acquire 1,836,826 shares of our common stock will be exercisable until June 18, 2010 at the previously set exercise price of $16.95 per share, but no further share options will vest.

        In 2009, we sold programming in the amount of $0.6 million to a production company in which Mr. Rodnyansky held an interest. Mr. Rodnyansky and a former employee of the Company acquired the trademark rights to the Kinotavr film festival in 2005. In 2009, we generated advertising and sublicensing revenue relating to the Kinotavr festival in the amount of $1.3 million. In addition, we acquired programming related to the festival in the amount of $0.2 million.

  Viacheslav Murugov

        Viacheslav Murugov, our Chief Content Officer, held an interest, which he sold in 2009, in LEAN-M, a production company from which we acquire programming. In 2009, we acquired programming from this company in the amount of $0.8 million.

 INFORMATION ABOUT EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

        The Compensation Committee of our Board of Directors establishes our overall compensation policies and administers the compensation programs in respect of our executive officers. Our Board of Directors has adopted a Compensation Committee charter, which we have made available on our website at www.ctcmedia.ru/investors.

        The responsibilities of the Compensation Committee include:

  •
  reviewing and approving, or recommending for approval by our Board of Directors, the compensation and benefits of our CEO and other named executive officers, including the structure and levels of salary, bonuses and other incentive compensation, equity compensation (including awards to induce employment), executive perquisites, deferred compensation (if any), severance arrangements, change-in-control benefits and other forms of executive officer compensation;

  •
  overseeing the evaluation of our senior executives;

  •
  periodically reviewing and making recommendations to our Board of Directors with respect to incentive compensation plans and equity-based plans;

  •
  administering our stock incentive plans; and

  •
  preparing any report on executive compensation required by the rules and regulations of the SEC.

        The members of our Compensation Committee are Mr. Burdick (chairman), and the two Co-Chairmen of our Board of Directors, Mr. Albrecht and Mr. Aven. We believe that having the Co-Chairmen of our Board of Directors closely involved in compensation matters allows us to leverage their extensive understanding of the relevant business and geographic markets when structuring our compensation programs. Mr. Albrecht is CEO of Modern Times Group MTG AB, an affiliate of our largest stockholder, which is itself a publicly listed company actively engaged in the television broadcasting business throughout Central and Eastern Europe, as well as in Scandinavia. As such, he provides valuable insights with respect to market benchmarking on the structure and level of compensation in the television business. Mr. Aven is President of Alfa Bank, an affiliate of our second largest stockholder, which is actively involved in many industries in Russia. As such, he provides a valuable understanding of the geopolitical environment in which we operate, including informed perspectives on compensation at comparable businesses in Moscow. Moreover, as representatives of our two largest stockholders, which together hold the majority of our capital stock, Mr. Albrecht and Mr. Aven are uniquely positioned to ensure that our compensation programs are structured so as to align the interests of our executives with those of our stockholders. Under the chairmanship of Mr. Burdick, a former public company CEO who has served as a member of the board of another Nasdaq-listed company, we believe that our Compensation Committee is well positioned to ensure that our compensation programs serve to provide appropriate incentives to enhance stockholder value.

        Anton Kudryashov, our CEO, is also actively involved in the executive compensation review process. Mr. Kudryashov reviews the performance of each of the executive officers (other than himself) and makes recommendations to the Compensation Committee regarding the salary, bonus and long-term incentive awards for each executive officer other than himself. Mr. Kudryashov, together with his executive team, sets the salary levels of other non-executive members of management. Although the salaries of non-executive employees are set by management, the Compensation Committee monitors and oversees the overall level, composition and structure of compensation across the Company.

        The Compensation Committee has the authority to retain independent compensation consultants and to obtain independent advice and assistance from external advisors. In 2009, the Compensation Committee utilized the services of an independent compensation consultant, Frederic W. Cook & Co., Inc. ("FWC"), to advise on the structure and terms of the option grants made in the fourth quarter of the year. Although FWC was not engaged to undertake formal benchmarking efforts, it provided insights into customary market practices in this regard. FWC did not provide any additional services or receive any fees from the Company, other than in connection with its services to the Compensation Committee.

Philosophy and Objectives of Our Compensation Program

        Our compensation programs are designed to provide remuneration at a level and in a manner that allows us to attract and retain capable executives to operate in our highly specialized field. Success in the television industry in Russia requires an intimate knowledge of the complexities of the business, including programming, network operations, affiliate relations, advertising, television station management and specialized financial and regulatory compliance and management. In addition to competing for broadcasting management talent, as a Nasdaq-listed Delaware corporation with its principal offices located in Russia, we must also compete for a relatively small number of available persons in our local market with the required knowledge of, and experience with, SEC compliance and US GAAP accounting matters. During 2009, we experienced particularly intense efforts by competitors to solicit key employees away from us. We believe that our senior executives have highly specialized backgrounds and qualifications that are critical to our success in our industry. Our compensation programs are designed to reward these executives for their roles in our success in a challenging environment, and to ensure that we are able to hire and retain the best talent in our markets.

        In determining total compensation packages for an executive, we consider the executive's qualifications and experience, scope of responsibilities and potential for taking on additional responsibilities, the goals and objectives established for the executive, the executive's past performance, compensation levels at comparable companies, and internal pay equity. In light of the relatively high rate of inflation in Moscow in recent years, we have also customarily taken inflationary pressures into account. Although we do not have any formal policy or target for allocating between long-term and short-term compensation or between cash and different forms of non-cash compensation, the Compensation Committee does provide basic guidelines to the Board. These guidelines include (1) cash bonus targets for the CEO and his direct reports at 60% of base salary, and (2) equity compensation, generally in the form of stock options, equal to between 100-200% of base salary annually over the life of a specific grant, depending on the particular individual's relative importance within the Company, with half of each grant vesting solely over time and half vesting only on the achievement of performance objectives. The Compensation Committee believes these guidelines provide the appropriate level and mix of the various components of compensation in order to ensure adequate base compensation to attract and retain personnel, while providing incentives to maximize long-term value for the Company and its stockholders. The Compensation Committee utilizes benchmarks provided by MTG, our largest stockholder, to gain an understanding of competitive pay packages and the ratios of cash and equity compensation at other European media companies, and works closely with MTG to leverage MTG's extensive understanding of compensation practices and levels in the European television industry.

        Our Compensation Committee met five times in 2009 to review a variety of matters, including the structure of our equity program, performance objectives, employee benefits and issues relating to the departure of our former Chief Executive Officer and President, Alexander Rodnyansky.

        Our Compensation Committee met in early February 2010 to review our executives' performance and to recommend appropriate bonus awards for 2009, as well as compensation levels and certain performance goals for 2010. In March 2010, when there was greater visibility with respect to developments in the television advertising market in the year, our Compensation Committee finalized certain performance objectives for 2010. Our Compensation Committee intends to continue to meet early in each fiscal year to carry out these tasks and to meet from time to time throughout each fiscal year as needed to address compensation and succession matters at the executive level as they arise.

Risk Assessment

        Our Compensation Committee has reviewed our compensation policies and practices for all employees and concluded that any risks arising from our policies and programs are not reasonably likely to have a material adverse effect on our Company. In particular, our Compensation Committee believes that we have allocated our executives' compensation among base salary and short- and long-term performance-based incentives in such a way as not to encourage excessive risk taking, while providing appropriate incentives for long-term value creation. In particular, we believe that our approach to setting performance goals, establishing targets with payouts at multiple levels of performance, and our regular evaluation of performance results assist the Committee in mitigating excessive risk-taking that could harm the value of our business or reward poor judgment by our executives.

Compensation Components

        Our executive compensation packages include the following:

  •
  Base salary;

  •
  Annual performance-based cash bonuses;

  •
  Equity incentives; and

  •
  Other compensation.

Base Salary(1)

        Our Compensation Committee seeks to establish base salaries for each position and level of responsibility that are competitive with those for executive officers in similar positions at comparable Moscow-based companies.

        In light of the global financial and credit crisis during 2008 and 2009, our Compensation Committee generally held 2009 salaries for executive officers at the same levels as in 2008. For 2010, our Compensation Committee has approved increases in base salary for only three of our named executives, based on increases in their responsibilities as a result of our Company's organizational restructuring during 2009. In light of the significant equity awards granted to senior executives in 2009 (described below), our Compensation Committee anticipates that any increases in base salary in the foreseeable future will be selective, taking into consideration the appropriate mix of short and long-term cash and equity compensation.

(1)
Prior to 2008, our executives' salaries and bonuses were denominated in US dollars. As of January 1, 2008, all of the salaries and bonuses for executives employed by us at that time were converted to Russian rubles (RUR) using an exchange rate of RUR 25.00 to $1.00. In calculating the equivalent dollar amounts of any ruble compensation expenses described above for 2008, we have used the exchange rate of RUR 25.00 to $1.00. In calculating the equivalent dollar amounts of any ruble compensation expenses described above for 2009, we have used the monthly average exchange rate used in preparing our audited financial statements. The monthly average exchange rate for 2009 was RUR 31.75 to $1.00. The exchange rate between the Russian ruble and the US dollar as set by the Central Bank of the Russia Federation on March 24, 2010 was RUR 29.47 to $1.00.

        Under Russian law, employees are paid for vacation days and days worked on business trips not on the basis of the current year's base salary but on the basis of a per day amount calculated by looking at the employee's total salary and bonus compensation over the immediately preceding 12-month period. As a result, if an employee's salary and bonus for the immediately preceding 12-month period, taken together, is greater than the employee's current base salary, when an employee's base salary is adjusted for vacation days and business trips, the employee's actual salary for the year will be greater than what his or her base salary was set at for that year. The "actual" salary amounts reported below are adjusted for vacation days and business trips.

        CEO.    Anton Kudryashov joined us as CEO in August 2008. With input from our compensation consultant, FWC, we set Mr. Kudryashov's base salary at the Russian ruble equivalent of $660,000 (or RUR 15,490,000 based on the prevailing exchange rate on his start date) from his start date through December 31, 2009. Mr. Kudryashov's actual salary for 2009 was RUR 15,562,390 ($490,154). For 2010, Mr. Kudryashov's employment agreement provided that his base salary would be $750,000. We have agreed with Mr. Kudryashov that his previously agreed dollar-denominated 2010 base salary would be paid in rubles at each regular payroll date at the average exchange rate for the immediately preceding fiscal quarter.

        Former CEO and President.    Alexander Rodnyansky served as our CEO until August 2008, as our President until August 2009, and as a member of our Board of Directors until December 2009. He received a base salary of RUR 13,750,000 ($555,200) in 2008 and received the same base salary in ruble terms in 2009. Pro rated for the period of employment during the year, Mr. Rodnyansky received a total base salary of RUR 5,785,834 ($182,231) in 2009. Mr. Rodnyansky did not receive a fee for serving on our Board of Directors.

        CFO.    Boris Podolsky joined us as CFO in December 2007. After consultation with the executive search firm that we retained to help us identify qualified CFO candidates, we set Mr. Podolsky's base salary from his start date through December 31, 2008 at $385,000. When we converted all executive salaries from dollars to rubles in January 2008, Mr. Podolsky's base salary was set at RUR 9,625,000 ($387,065) for 2008 and his base salary in 2009 remained the same in ruble terms. Mr. Podolsky's actual salary for 2009 was RUR 10,485,413 ($330,249) and his base salary for 2010 will remain the same as his 2009 base salary in ruble terms, RUR 9,625,000.

        Chief Content Officer.    Viacheslav Murugov was promoted to Chief Content Officer in October 2008. Prior to his promotion, his base salary in 2008 was RUR 5,250,000 and it was thereafter increased to RUR 10,344,000. As a result, his base salary in 2008 was RUR 7,130,000 ($259,361). His base and actual salary in 2009 remained the same in ruble terms at RUR 10,344,000 ($325,795) and his base salary will remain the same in ruble terms for 2010.

        Chief Strategy Officer.    Viacheslav Sinadski's base salary in 2008 was RUR 7,500,000 ($300,000), and remained at this level in ruble terms in 2009. Mr. Sinadski's actual salary for 2009 was RUR 8,013,859 ($252,405). For 2010, Mr. Sinadski's base salary was set at RUR 9,216,000, primarily to reflect an increase in his responsibilities, as well as to adjust for the impact of exchange rate changes on his originally agreed salary, which was initially denominated in dollars.

        Chief Infrastructure Officer.    Sergey Petrov's base salary in 2008 was RUR 6,125,000 ($247,494) and his base salary for 2009 remained at RUR 6,125,000. His actual salary for 2009 was RUR 6,307,709 ($198,668). For 2010, Mr. Petrov's base salary has been increased to RUR 7,200,000, reflecting his increased responsibilities, particularly with respect to broadcasting technology upgrades.

        Chief Organization Development, Human Resources and Administration Executive.    Natalya Albrekht joined us in October 2008 as Director of Organizational Development. Her base salary was RUR 7,586,040 ($238,930) in 2009. Ms. Albrekht's actual salary for 2009 was RUR 7,616,444 ($239,888).

During 2009, her role was significantly expanded to include Human Resources and Administration, and the number of her direct reports increased substantially. Her base salary has been increased to RUR 8,416,000 for 2010, to reflect her increased responsibilities.

Annual Performance-Based Cash Bonuses

        Our executives officers and some of our non-executive employees are eligible for annual performance-based cash bonuses. These bonuses are generally set as a percentage of base salary; with respect to our sales personnel, annual cash bonuses are generally tied to the achievement of specific advertising sales targets.

        For 2009, the maximum annual cash bonuses for our executive officers were set at 60% of salary, and were tied to the achievement of specified performance and corporate objectives. For 2010, the bonus for our CEO will continue to be tied solely to the achievement of specified performance and corporate objectives; in the case of executives other than our CEO, 80% of these bonuses will be tied to the achievement of specified performance and corporate objectives, and 20% will be determined at the discretion of our CEO to reward exceptional contributions and achievements during the year. In the case of nonexecutive employees, 2010 bonuses will likewise be determined as follows: 80% upon the achievement of specified performance and corporate objectives, and 20% at the discretion of the relevant supervisor. We believe that by giving the relevant supervisor the discretion to award up to 20% of the maximum potential bonus, we can better ensure the flexibility to encourage and reward specific performance throughout the year.

        CEO.    For 2009, Mr. Kudryashov's maximum annual bonus was RUR 9,461,500 ($298,000), or 60% of his actual 2009 salary, and was subject to the achievement of specified performance objectives. Mr. Kudryashov achieved 90% of his overall performance objectives, with CTC channel audience share exceeding his base target but failing to reach the highest of three threshold targets established for him. In light of the relatively minor deviation from the highest threshold, as well as substantial over-achievement of certain other performance goals, the Compensation Committee determined to award him 100% of his maximum target bonus for 2009. His 2009 bonus was subject to the achievement of the following performance objectives:

Performance Goal	Weight	Target	Achieved?
Corporate
OIBDA margin(1)	25%	35.1%	✓
Total revenues, net (rubles in billions)	25%	15.6	✓
CTC channel audience share (all 6-54)	30%	11.9	only as to 2/3 of maximum target, or 20%
Functional
Technical penetration	10%	CTC-88% DTV-65% Domashny-68%	✓
Staff-related matters	10%	—	✓

(1)
As adjusted for non-recurring charges recorded in 2009, as approved by the Compensation Committee.

        For 2010, Mr. Kudryashov's maximum annual bonus is $450,000, or 60% of his 2010 base salary, and is subject to the achievement of specified performance objectives. 65% of the potential bonus is subject to the achievement of corporate objectives (including specific OIBDA margin (with such adjustments as may be approved by the Compensation Committee), total revenue and CTC audience share targets); 10% is subject to the achievement of specified technical penetration improvements; and

25% is subject to the achievement of specific project goals (including the restructuring of the Company's sales function, and target Domashny and DTV audience shares).

        Former CEO and President.    Alexander Rodnyansky received no bonus for 2008 or 2009.

        CFO.    Mr. Podolsky's maximum potential bonus for 2009 was RUR 5,775,000 ($181,890), or 60% of his base salary, based on the achievement of specified performance objectives. Based on the rate of achievement of such performance objectives, Mr. Podolsky was awarded 100% of his maximum target bonus for 2009. His 2009 bonus was subject to the achievement of the following performance objectives:

Performance Goal	Weight			Target	Achieved?
Corporate
OIBDA margin(1)	30%	)		35.1%	✓
Total revenues, net (rubles in billions)	30%	)	30%	15.6	✓
CTC channel audience share (all 6-54)	40%	)		11.9	✓
Functional
Introduction of budgeting by functions	50%	)			✓
Unqualified auditors' report on 2009 financial statements	25%	)	60%		✓
Maintaining/improving high quality contact with investors	25%	)			✓
Finance staff-related matters			10%		✓

(1)
As adjusted for non-recurring charges recorded in 2009, as approved by the Compensation Committee.

        For 2010, Mr. Podolsky's maximum annual bonus remains RUR 5,775,000, or 60% of his 2010 base salary, and is subject to the achievement of specified performance objectives. 30% of the potential bonus is subject to the achievement of corporate objectives (including specific OIBDA margin (with such adjustments as may be approved by the Compensation Committee), total revenue and CTC audience share targets); 50% is subject to the achievement of specific functional objectives (including specific finance department projects and defined DTV and Domashny audience share targets); and 20% is subject to the discretion of the CEO based on exceptional performance or specific additional contributions.

        Chief Strategy Officer.    Mr. Sinadski's maximum bonus for 2009 was RUR 4,818,529 ($151,765), or 60% of his 2009 actual salary, based on the achievement of specified performance objectives. Based on the rate of achievement of such performance objectives, Mr. Sinadski was awarded 85% of his maximum target bonus for 2009, or RUR 4,095,750 ($129,000). His 2009 bonus was subject to the achievement of the following performance objectives:

Performance Goal	Weight			Target	Achieved?
Corporate
OIBDA margin(1)	30%	)		35%	✓
Total revenues, net (rubles in billions)	30%	)	30%	15.6	✓
CTC channel audience share (all 6-54)	40%	)		11.9	✓
Functional
Long-term strategy and business plans of CTC, Domashny and DTV	70%	)		—	✓
Long-term strategy and business plan for new platforms development	10%	)	40%	—	✓
Strategy of CTC-I business	10%	)		—	✓
Strategy of digital media projects	10%	)		—	✓
Projects
Execution of deal schedule	50%	)		—	No
Economic efficiency of M&A (internal rate of return greater than weighted average cost of capital)	50%	)	30%	—	✓

(1)
As adjusted for non-recurring charges recorded in 2009, as approved by the Compensation Committee.

        For 2010, Mr. Sinadski's maximum annual bonus is RUR 5,529,600, or 60% of his 2010 base salary, and is subject to the achievement of specified performance objectives. 30% of the potential bonus is subject to the achievement of corporate objectives (including specific OIBDA margin (with such adjustments as may be approved by the Compensation Committee), total revenue and CTC audience share targets); 50% is subject to the achievement of specific functional objectives (including increases in technical penetration through regional acquisitions, sales function restructuring, defined DTV and Domashny audience share targets, and the expansion of CTC-International); and 20% is subject to the discretion of the CEO based on exceptional performance or specific additional contributions.

        Chief Content Officer.    Mr. Murugov's maximum potential bonus for 2009 was RUR 6,206,400 ($195,477), or 60% of his base salary, based on the achievement of specified performance objectives. Based on the rate of achievement of such performance objectives, Mr. Murugov was awarded 78% of his maximum target bonus for 2009, or RUR 4,826,000 ($152,000). His 2009 bonus was subject to the achievement of the following performance objectives:

Performance Goal	Weight			Target	Achieved?
Corporate
OIBDA margin(1)	30%	)		35.1%	✓
Total revenues, net (rubles in billions)	30%	)	30%	15.6	✓
CTC channel audience share (all 6-54)	40%	)		11.9	✓
Functional
Domashny audience share (women 25-60)	20%	)		2.9	✓
DTV audience share (all 25-54)	20%	)	60%	2.3	No
DTV audience share (all 6-54)	35%	)		11.9	✓
Formalization of programming processes	25%	)		—	✓
Projects
Optimization of content prices			10%	—	No

(1)
As adjusted for non-recurring charges recorded in 2009, as approved by the Compensation Committee.

        For 2010, Mr. Murugov's maximum potential bonus is RUR 6,206,400, or 60% of his 2010 base salary, and is subject to the achievement of specified performance objectives. 30% of the potential bonus is subject to the achievement of corporate objectives (including specific OIBDA margin (with such adjustments as may be approved by the Compensation Committee), total revenue and CTC audience share targets); 50% is subject to the achievement of specific functional objectives (including specific programming department projects and defined CTC channel core audience share targets and DTV and Domashny audience share targets); and 20% is subject to the discretion of the CEO based on exceptional performance or specific additional contributions.

        Chief Infrastructure Officer.    Mr. Petrov's maximum potential bonus for 2009 was RUR 3,810,000 ($120,000), or 60% of his 2009 actual salary, based on the achievement of specified performance objectives. Based on the rate of achievement of such performance objectives, Mr. Petrov was awarded

100% of his maximum target bonus for 2009. His 2009 bonus was subject to the achievement of the following performance objectives:

Performance Goal	Weight			Target	Achieved?
Corporate
OIBDA margin(1)	30%	)		35.1%	✓
Total revenues, net (rubles in billions)	30%	)	30%	15.6	✓
CTC channel audience share (all 6-54)	40%	)		11.9	✓
Functional
Technical penetration—CTC	35%	)		88%	✓
Technical penetration—Domashny	10%	)		68%	✓
Technical penetration—DTV	10%	)	60%	65%	✓
OIBDA margin—Television Station Groups	45%	)		45%	✓
Projects
Implementation new organizational structure and processes—Television Station Groups			10%	—	✓

(1)
As adjusted for non-recurring charges recorded in 2009, as approved by the Compensation Committee.

        For 2010, Mr. Petrov's maximum potential bonus is RUR 4,320,000, or 60% of his 2010 base salary, and is subject to the achievement of specified performance objectives. 30% of the potential bonus is subject to the achievement of corporate objectives (including specific OIBDA margin (with such adjustments as may be approved by the Compensation Committee), total revenue and CTC audience share targets); 50% is subject to the achievement of specific functional objectives (including technical penetration improvements, Television Station Groups OIBDA margin, and defined DTV and Domashny audience share targets, as well as build out of a new broadcasting center); and 20% is subject to the discretion of the CEO based on exceptional performance or specific additional contributions.

        Chief Organization Development, Human Resources and Administration Executive.    Ms. Albrekht's maximum potential bonus for 2009 was RUR 4,540,250 ($143,000), or 60% of her 2009 base salary, based on the achievement of specified performance objectives. Based on the rate of achievement of such performance objectives, Ms. Albrekht was awarded 100% of her maximum target bonus for 2009. Her 2009 bonus was subject to the achievement of the following performance objectives:

Performance Goal	Weight			Target	Achieved?
Corporate
OIBDA margin(1)	30%	)		35.1%	✓
Total revenues, net (rubles in billions)	30%	)	30%	15.6	✓
CTC channel audience share (all 6-54)	40%	)		11.9	✓
Functional
Implementation of new organizational structure	35%	)		—	✓
Pilot implementation of e-documents system; identification of vendor	30%	)		—	✓
Implementation of key performance indicators system	15%	)	50%	—	✓
Implementation of HR operational plan (grades, motivation system, HR administration)	20%	)		—	✓
Projects
Staff-related matters	40%	)	20%	—	✓
Intranet upgrade	60%	)		—	✓

(1)
As adjusted for non-recurring charges recorded in 2009, as approved by the Compensation Committee.

        For 2010, Ms. Albrekht's maximum potential bonus is RUR 5,049,598, or 60% of her 2010 base salary, and is subject to the achievement of specified performance objectives. 30% of the potential bonus is subject to the achievement of corporate objectives (including specific OIBDA margin (with such adjustments as may be approved by the Compensation Committee), total revenue and CTC audience share targets); 50% is subject to the achievement of specific functional objectives (including specific administrative and HR projects, relocation to a new headquarters facility, and defined DTV and Domashny audience share targets); and 20% is subject to the discretion of the CEO based on exceptional performance or specific additional contributions.

Additional Discretionary Cash Bonuses for 2009

        In early 2009, the Compensation Committee believed that the economic crisis and ongoing market turbulence made it unlikely that the performance goals set for 2009 would be achieved. The Compensation Committee therefore established an additional, discretionary bonus pool of up to $150,000, to be awarded at the discretion of our CEO, based on exceptional performance or specific additional contributions during the year. In light of the achievement of financial and operating results for 2009 that were substantially better than had been anticipated early in the year, and the fact that the established performance objectives were in fact largely achieved, the Compensation Committee reconsidered this discretionary bonus pool in early 2010. The Committee approved exceptional discretionary bonuses for two of our named executive officers to award them for specific, measurable over-performance during the year: Mr. Murugov received a discretionary bonus of $48,900, and Mr. Petrov received a discretionary bonus of $28,937.

        In light of current market conditions, as well as the establishment of the 20% discretionary component of the core performance bonuses described above, the Compensation Committee has not approved an additional discretionary bonus pool for 2010.

        In addition, the Compensation Committee awarded Mr. Kudryashov an exceptional bonus of $150,000 in respect of 2009, in recognition of the strong results delivered in an exceptionally challenging year.

Equity Incentives

        We believe that long-term value is achieved in part through an ownership culture that encourages participation by our executives through equity-based awards. Our Compensation Committee has adopted an Equity Awards Policy, a copy of which is available at our website, www.ctcmedia.ru/rus/pdf/Equity_Awards_Policy.pdf.

  2009 Incentive Plan

        In April 2009, the Company's stockholders approved the 2009 Stock Incentive Plan (the "2009 Plan"). The 2009 Plan allows for the granting of incentive stock options, non-qualified stock options, stock appreciation rights, performance share awards and restricted stock awards. The 2009 Plan provides for the authorization of awards covering an aggregate of 7,800,000 shares of common stock.

        At the time of adoption of the 2009 Plan, the Board of Directors anticipated that, in light of then prevailing economic instability and the resulting stock market volatility, it would not commence option grants until January 2010. As a result of actual developments during 2009, however, the Board of Directors believed that it had greater visibility with respect to the impact of the crisis on our business earlier in the year than it had expected. The Board of Directors therefore determined that it was in the best interest of the Company to make an initial round of grants in the fourth quarter of 2009—particularly given the aggressive efforts by certain of our competitors to solicit our employees during 2009. In addition, at the time of adoption of the plan the Board of Directors anticipated that equity awards covering no more than 1% of our then issued and outstanding capital stock would be issued in any one year. However, following further consideration by the Compensation Committee, which worked with our compensation consultant, FWC, the Board of Directors determined that it would be preferable to make a substantial initial round of grants to senior executives in 2009, with subsequent grants reserved primarily for new hires or for executives whose responsibilities are significantly increased. The Board of Directors believed that this would lay a firmer foundation of equity incentives for our most important executives who had helped us to succeed under very difficult economic circumstances in 2009, and that substantial grants were appropriate in light of the general absence of significant grants since our IPO (other than inducement grants).

        Accordingly, in October and December 2009, the Compensation Committee approved the grant of options to purchase an aggregate of 4,440,000 shares of common stock and 555,000 shares of common stock, respectively, to Company executives and employees. The October grants included options to purchase an aggregate of 2,700,000 shares of common stock granted to our named executive officers. The exercise prices per share of the October and December grants were $16.80 and $15.21, respectively (which represented the average of the closing prices for the 20 trading days ending on the date prior to grant), or the fair market value of one share of common stock on the date of approval as determined pursuant to the terms of the 2009 Plan. These options are divided into two equal tranches: options that vest over four years and are subject only to passage of time (with 25% of options vesting on the first anniversary and the remainder vesting on a quarterly basis over the following three years) (the "Time-based Tranche") and options that are subdivided in four equal sub-tranches that vest upon the achievement of certain performance criteria set by the Board of Directors for each of 2010, 2011, 2012 and 2013 (the "Performance-based Tranche"). For accounting purposes, the grant dates of the Time-Based Tranche were the dates of their respective approvals. The grant date for each sub-tranche of the Performance-Based Tranche will be the date when performance criteria for the relevant year are set. Our Compensation Committee intends to set such criteria by March 31 of each year.

        In setting performance objectives in each year, our Compensation Committee intends to focus on the Company's performance against external benchmarks, rather than the types of internal managerial metrics that underlie a portion of the performance-based cash bonus program.

        In March 2010, our Compensation Committee established the performance objectives for the 2010 year. For 2010, the Performance-based Tranche is divided into three sub-tranches. The first sub-tranche is subject to the Company achieving revenue growth at least a specified percentage higher than the growth in the Russian television advertising market as a whole (in ruble terms); the second sub-tranche is subject to the Company achieving a return on capital employed at least a specified percentage greater than its own cost of capital; and the third sub-tranche is subject to the trading price of the Company's common stock outperforming the MSCI European Media Index (or, in the event that such index is no longer reported, a comparable peer index).

        In addition to the October and December 2009 option grants discussed above, on October 22, 2009, an option to purchase an aggregate of 1,000,000 shares was granted to Mr. Murugov, with one-third vesting on the grant date and one-third vesting on each of the second and third anniversaries of the grant date. The exercise price per share for this grant was $16.80 (which represented the average of the closing prices for the 20 trading days ending on the date prior to grant), which represented the fair market value of one share of common stock on the grant date. The Compensation Committee approved the different vesting terms of Mr. Murugov's option, compared with the other grants made in October 2009, because discussions with Mr. Murugov regarding his equity incentive arrangements had been ongoing since 2008, and the basic terms had been agreed prior to the establishment of the parameters of the October 2009 option grants.

        The 2009 option grants contain "clawback" provisions that allow the Company to terminate options or recover gains realized by an executive if non-competition or non-solicitation provisions are violated during a defined period following the termination of service.

  Equity-based Incentive Plan

        As noted above, the exercise price of the October 2009 option grants was $16.80 per share. In light of the significant volatility of our stock price throughout 2009, our Compensation Committee determined that an appropriate threshold price above which participants should be able to participate in the appreciation of our stock price was $14.00, which was the initial public offering price of our common stock. Accordingly, in conjunction with the October 2009 option grants, our Compensation Committee approved a program to provide for potential additional cash payments to participants.

        As originally structured, this was a retention program providing for potential cash bonuses on an annual basis over four years. In February 2010, however, our Compensation Committee amended this program. As amended, each recipient of an option granted in October 2009 will have the right to receive potential cash payments in respect of any appreciation of the Company's share price above $14.00 per share, capped at $16.80 per share, and tied to both the vesting (time-based and performance-based) and exercise of the corresponding stock options. The Compensation Committee has the authority to permit separate exercise of such right at its discretion.

        The maximum amounts potentially payable to named executive officers, assuming the vesting in full of these rights, are approximately $7.6 million in the aggregate.

  CEO Option Agreement

        Mr. Kudryashov joined us as CEO in 2008. In connection with retaining his services, we granted him an inducement option to purchase shares of our common stock. Our Compensation Committee set the equity award at a level it believed was necessary to retain and motivate Mr. Kudryashov to attain long-term growth objectives for our Company.

        Half of the shares under this option are subject only to time-based vesting, and have an exercise price of $22.07 per share, which was the fair market value at the date of grant in August 2008, prior to the onset of the financial crisis. The other half of the shares under this option are subject to performance-based vesting and have an exercise price of $5.49 per share, which was the fair market value at the date of that grant in January 2009, by which time the Company's stock price had declined significantly as a result of the financial crisis.

        In July 2009, the Compensation Committee approved an amendment to the exercise price in respect of all shares under the option. Pursuant to the amendment, the exercise price for all shares under the option was to be $13.60, which was the official closing price per share of the common stock (as reported by Nasdaq) on August 11, 2009. In conjunction with the amendment of the applicable exercise prices, the agreement was further amended to provide that the shares subject solely to time-based vested would be subject to vesting over four years, rather than three years as originally provided.

        This amendment was subject to, and contingent upon, the approval by the Company's stockholders at the 2010 annual meeting of stockholders. The affiliates of MTG and Alfa Bank that together hold a majority of the Company's capital stock indicated in August 2009 that they intended to approve the proposed amendment at the 2010 annual meeting of stockholders. In February 2010, these stockholders informed the Company that they no longer intend to approve this amendment. The Company therefore is not submitting such matter to the stockholders for approval at the 2010 annual meeting of stockholders. Accordingly, the exercise price of the shares subject to time-based vesting was restored to $22.07 per share, and the exercise price of the shares subject to performance-based vesting was restored to $5.49 per share. The vesting period of the shares subject solely to time-based vesting will remain three years, per the original agreement.

        In March 2010, our Compensation Committee amended the performance objectives in Mr. Kudryashov's option agreement. Accordingly, one-half of the shares subject to performance-based vesting are subject to the Company achieving a return on capital employed at least a specified percentage greater than its own cost of capital. This objective replaces certain cost-savings objectives originally set out in Mr. Kudryashov's option agreement. The Compensation Committee believes that the new performance objective will better reflect the Company's overall goals, as established by the Board of Directors in the annual budget, and will be easier and more transparent to administer. The Compensation Committee does not believe that there will be an material change in the ease of achievement of this objective compared with the original cost-savings objectives.

        Based on its preliminary view of the Company's 2009 financial performance, our Compensation Committee believes that Mr. Kudryashov achieved both the cost-savings and revenue objectives for 2009 set out in his option agreement. Our Compensation Committee will review and confirm the achievement of these objectives at its next scheduled meeting.

  Settlement of Stock Appreciation Right with Former President and CEO

        On December 18, 2009, the Company and Alexander Rodnyansky, former President and CEO and a member of the Company's Board of Directors, entered into a voluntary agreement to settle the lawsuits filed by the Company against Mr. Rodnyansky in November 2009. According to the terms of the settlement, Mr. Rodnyansky forfeited one-third of the stock appreciation rights granted to him pursuant to a Share Appreciation Rights Agreement dated as of September 2003 and one-third of the vested stock options granted to him pursuant to a Stock Option Agreement dated as of July 2006. Mr. Rodnyansky exercised the remaining portion of his share appreciation rights, which the Company settled by issuing him 2,072,533 shares of common stock, and by paying him $25.9 million in cash, which is net of the aggregate exercise price. Mr. Rodnyansky's options to acquire 1,836,826 shares of the Company's common stock are exercisable until June 18, 2010 at the previously set exercise price of $16.95 per share, but no further share options will vest.

        The Company filed civil complaints against Mr. Rodnyansky in the Supreme Court of the State of New York for the County of New York and the Delaware Chancery Court in November 2009, claiming breaches of fiduciary duty and contractual obligations. Under the terms of the Settlement Agreement, the cases were dismissed, with prejudice.

Other Compensation

        As is customary for executives in Moscow, we provide several of our executives with the exclusive use of cars and/or drivers. For details relating to the cost to us of providing this perquisite, see "—Executive Compensation—2009 Summary Compensation Table".

        As part of the initial compensation package for Mr. Kudryashov, our CEO, we agreed to directly pay or reimburse Mr. Kudryashov for up to $1 million of reasonable out-of-pocket expenses related to relocating from London to Moscow. We also agreed to make "gross-up" payments to Mr. Kudryashov of the amounts that he is required to pay in taxes in any applicable jurisdiction in relation to the reimbursement of these relocation expenses, to make him whole for taxes subject to the overall $1 million limit for this expense. Given Mr. Kudryashov's personal family situation and the competitive and inflationary state of Moscow real estate market at the time we hired him, our Compensation Committee believed that this relocation expense package was reasonable and necessary to induce Mr. Kudryashov to relocate from London to Moscow to take up his role as our CEO.

Change in Control/Termination-Based Compensation

        Acceleration of vesting of equity awards.    Pursuant to the stock option granted to our CEO, if our Company is subject to a change of control in which none of MTG, Alfa or any of their respective affiliates is the party taking control, vesting automatically accelerates for those option shares subject to time-based vesting and for those options shares subject to performance objective-based vesting where the relevant objective has been achieved as of the date of the change of control.

        Our standard form of option agreement provides in the event that we are subject to a change of control in which none of MTG, Alfa or any of their respective affiliates is the party taking control that the following apply: Where the option does not otherwise remain in force, if the acquiror does not assume the option (or replace it with a cash or equity incentive of substantially the same economic benefit), the option accelerates in full. If the acquiror does assume the option (or it otherwise remains in force), (a) the shares subject to performance-based vesting will automatically be reclassified such that they remain subject only to time-based vesting, and (b) if the optionee's employment with the Company or the acquiror is terminated without cause within 120 days following such change of control, the option will vest in full.

        Termination-based payments.    Each of our executives has an employment contract with us. Those employment contracts require us to provide the executive with a minimum period of notice, generally ranging from two weeks to six months, before we terminate their employment agreements, unless we are terminating them for cause. In addition to compensation during these notice periods, each of our CEO, Chief Strategy Officer and Chief Infrastructure Officer is entitled to severance payments of six months' base salary if we terminate him without cause. Moreover, if our CEO's employment is terminated because of his death or disability, we are obligated to pay him $1 million.

Section 162(m)

        The Internal Revenue Service, pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction for compensation in excess of $1.0 million paid to our CEO and to each other officer (other than the CEO and CFO) whose compensation is required to be reported to our stockholders pursuant to the Exchange Act by reason of being among our three most highly paid executive officers. Certain compensation, including qualified performance-based compensation, will not be subject to the deduction limit if certain requirements are met. All of our highly compensated employees are based in Russia and most are employed by our Russian subsidiaries, as well as (in some cases) our U.S. parent company, and receive some or all of their salaries from our Russian subsidiaries. We do not seek a deduction on our United States tax returns for such compensation paid to them by our Russian subsidiaries. In those cases in which some or all of an employee's compensation is allocated to our U.S. parent company and in connection with which we do seek a deduction, we have chosen to structure the compensation without regard to Section 162(m), but we may revisit that approach in the future.

Executive Officers

        The following is a brief summary of the background of each of the currently serving named executive officers of CTC Media:

        Anton Kudryashov.    Mr. Kudryashov, age 42, joined CTC Media in August 2008 as our Chief Executive Officer. Mr. Kudryashov started his professional career with the international investment bank Credit Suisse First Boston. Later, he became one of the founding partners of Renaissance Capital, a Moscow-based investment bank. During his career, Mr. Kudryashov has also held senior executive positions in insurance and private equity. In 2002-2003, he served as restructuring CEO of NTV-Plus. In 1998, Mr. Kudryashov founded the Russian publishing company Afisha Publishing House, and was the chairman of its board until 2006. Mr. Kudryashov is a graduate in Economics from Moscow Finance Institute and did his post-graduate studies at the London School of Economics.

        Boris Podolsky.    Mr. Podolsky, age 37, joined CTC Media in December 2007 as our Chief Financial Officer. From 2004 to 2007, Mr. Podolsky served as director of finance, corporate reporting and compliance of Mobile TeleSystems, briefly serving as its acting chief financial officer in 2006. From March to December 2007, Mr. Podolsky was officially responsible for the tax, accounting and reporting functions at MTS. From 1994 to 2004, he held numerous positions at Ernst & Young, including five years as Manager, Assurance and Compliance, Corporate Finance & Transaction Support-USA, where he provided audit and transaction support services for a number of global media companies. He most recently served as Senior Manager of Assurance and Compliance-Russia, where he provided project leadership for several pre-IPO projects. Mr. Podolsky is a Certified Public Accountant and received a Masters in Economics, with Honors, from St. Petersburg University of Economics and Finance.

        Viacheslav Murugov.    Mr. Murugov, age 41, joined us in 2005 and currently serves as our Chief Content Officer. Prior to holding this position, Mr. Murugov served as an executive producer and department director at our CTC Network. Mr. Murugov also served as acting General Director of our DTV Group in 2009. Before joining us, Mr. Murugov was a producer at REN TV from 2001 to 2005. Mr. Murugov was also a co-founder, a member of the board of directors, and creative director of LEAN-M, a Russian television production company, until he sold his interest in 2009. Mr. Murugov graduated from the Tver (Kalinin) Suvorov Military School in 1986 and from the Penza Artillery Engineering College in 1991. He is also a graduate of the TV journalism department of Moscow State University.

        Viacheslav Sinadski.    Mr. Sinadski, age 43, joined CTC Media in May 2007 and currently serves as our Chief Strategy Officer, in charge of corporate strategy, business development and M&A transactions. Prior to joining CTC Media, he was a managing director of Alfa Capital Partners private equity fund and worked as managing director and a member of the board of OJSC Narzan, where he was responsible for strategy, business development and M&A activities. He was also a co-founder of the corporate finance division of Deloitte & Touche in Russia, where he served as a head of corporate finance department. He later served as director of investment banking with Troika Dialog. From 1991-2000, Mr. Sinadski worked in the United States with AT Kearney, PWC and Cannon Associates, a Bain & Co. spin-off. He is a graduate of Moscow Automotive Institution, and holds an MBA degree from J.L. Kellogg Graduate School of Management, Northwestern University.

        Sergey Petrov.    Mr. Petrov, age 38, joined CTC Media in 1998 and was appointed General Director of our Television Station Groups in March 2006 and Chief Infrastructure Officer in November 2008. He also serves as General Director of our CTC Moscow station. He previously held a number of positions with us, including Director of the CTC Sales Department from 2000 until March 2006 and Director of CTC Distribution from 1999 through 2000.

        Natalia Albrekht.    Ms. Albrekht, age 37, joined CTC Media in October 2008 as our Chief Organization Development Executive, and also assumed responsibility for Human Resources and Administration in 2009. Before joining us, Ms. Albrekht was the head of the personal insurance development center of the Rossgosstrakh Group, a group of insurance companies, in Moscow from 2006 to 2008. From 2005 to 2006, Ms. Albrekht was the head of operations at IES Holding, a power supply and gas distribution company. From 2002 to 2005, Ms. Albrekht was the head of client services at NTV-Plus, a Russian satellite pay-TV company. Ms. Albrekht is a graduate from Bauman Moscow State Technical University.

        Our executive officers are elected by our Board of Directors and serve until their successors are duly elected and qualified. There are no family relationships among any of our executive officers or directors.

Executive Compensation

        The following table sets forth certain information concerning the compensation for each of the last three fiscal years of our Chief Executive Officer, Chief Financial Officer, and the next four most highly compensated executives of CTC Media during 2009, all of whom were serving as executive officers as of December 31, 2009. The following table also summarizes the total compensation earned by Alexander Rodnyansky, who served as our Chief Executive Officer from 2004 until 2008 and continued to serve as our President until August 2009.

        Prior to January 1, 2008, our executives' salaries and bonuses were denominated in US dollars. On January 1, 2008, all executive salaries and bonuses were converted to Russian rubles (RUR) using an exchange rate of RUR 25.00 to $1.00. For those compensation expenses that were incurred in Russian rubles, we have used the following methods for calculating the equivalent US dollar expense: "Salary", "Bonus" and "All Other Compensation" amounts for 2008 have been translated using the exchange rate of RUR 25.00 to $1.00 and for 2009 have been translated using the monthly average exchange rate between the Russian ruble and US dollar used in preparing our audited financial statements, or RUR 31.75 to $1.00. "Option Awards" are expensed in dollars and therefore no translation from rubles is required. In August 2008, the value of the Russian ruble began to depreciate against the US dollar. The overall depreciation of the Russian ruble for 2008 amounted to approximately 16.5%. The Russian ruble depreciated a further 2.9% against the US dollar during 2009 and, as a result, the average exchange rate of the ruble against the US dollar was 22% lower in 2009 than in 2008. Given this depreciation, 2009 salary and bonus amounts shown in the table below, which have been converted from RUR to US dollars as described above, may be lower than corresponding amounts in prior years.

 2009 SUMMARY COMPENSATION TABLE

Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Option Awards ($)(1)	All Other Compensation ($)	Total ($)
Anton Kudryashov	2009	490,154	448,000	8,624,950	499,653	10,062,757
Chief Executive Officer(2)	2008	244,106	99,067	16,080,430	622,650	17,046,253
	2007	N/A	N/A	N/A	N/A	N/A
Boris Podolsky	2009	330,249	181,890	3,112,080	55,019	3,679,238
Chief Financial Officer(3)	2008	387,065	118,242	—	64,368	569,675
	2007	24,896	—	5,154,320	—	5,179,216
Viacheslav Murugov	2009	325,795	200,900	11,536,200	23,108	12,086,003
Chief Content Officer(4)	2008	259,361	38,090	—	15,740	313,191
	2007	157,481	7,131	996,049	5,392	1,166,053
Viacheslav Sinadski	2009	252,405	129,000	2,074,720	15,749	2,471,874
Chief Strategy Officer(5)	2008	329,967	106,746	—	20,117	456,830
	2007	200,000	250,000	1,946,280	13,333	2,409,613
Sergey Petrov	2009	198,668	148,937	2,074,720	34,988	2,457,313
Chief Infrastructure Officer(6)	2008	247,494	23,772	—	58,115	329,381
	2007	215,000	48,750	—	33,933	297,683
Natalya Albrekht	2009	239,888	143,000	1,556,040	849	1,939,777
Chief Organization Development,	2008	39,511	51,395	—	—	90,906
Human Resources and Administration	2007	N/A	N/A	N/A	N/A	N/A
Executive(7)
Alexander Rodnyansky	2009	182,231	—	—	25,999,150	26,181,381
Former President and CEO(8)	2008	555,200	—	—	191,021	746,221
	2007	550,000	66,000	—	32,623	648,623

(1)
The amounts in this column reflect the grant date fair value of the stock options awarded in 2009, 2008 and 2007, respectively. These amounts do not represent the actual amounts paid or realized for these awards in the fiscal years 2009, 2008 or 2007. Please see notes "Stock-Based Compensation" in note 2 and note 13 to the financial statements included in our annual report on Form 10-K, for the year ended December 31, 2009, for a detailed discussion of the assumptions used in valuing options and stock awards. In addition, please see "—Compensation Discussion and Analysis—Compensation Components—Equity Incentives—Equity-based Incentive Plan" for information regarding the equity-based incentive plan amended by our Compensation Committee in February 2010.

(2)
Mr. Kudryashov's annual salary in 2008 was set at the Russian ruble equivalent of $660,000 on his start date, August 4, 2008. His salary payments in 2009 include additional amounts required under Russian law for vacation days and business trips. Mr. Kudryashov's bonus compensation in 2009 consisted of a performance-based bonus of $298,000 and an additional discretionary bonus of $150,000. His pro rata salary and bonus payments (given his August 4, 2008 start date) were $244,106 and $99,067, respectively, in 2008. "All Other Compensation" in 2009 consisted of reimbursement for relocation and accommodation expenses of $415,398, car-and-driver related expenses of $66,531 and life and disability insurance premiums of $17,724. These relocation and accommodation expenses consisted of accommodation expenses of $325,502 and taxes of $89,896. "All Other Compensation" in 2008 consisted of reimbursement for relocation and accommodation expenses of $584,414, car-and-driver related expenses of $24,720, compensation for unused vacation time of $9,941 and life and disability insurance premiums of $3,575. These relocation and accommodation expenses consisted of accommodation expenses of $374,624, taxes of $179,911, airfare reimbursement of $16,881, and moving expenses of $12,998.

(3)
Mr. Podolsky's salary payments in 2009 and 2008 include additional amounts required under Russian law for vacation days and business trips. Mr. Podolsky's bonus compensation in 2009 consisted solely of a performance-based bonus of $181,890. Mr. Podolsky's 2008 bonus compensation consisted of a performance-based bonus of $86,931 and an additional discretionary bonus of $31,311 awarded by our Compensation Committee to mitigate the effects of the material devaluation of the ruble against the dollar during the second half of 2008, continuing inflation in Moscow and salary freezes put in place for 2009 (an "Additional Bonus"). "All Other Compensation" in 2009 consisted of car-and-driver related expenses of $54,170 and disability insurance premiums of $849. "All Other Compensation" in 2008 consisted of car-and-driver related expenses of $63,946 and life and disability insurance premiums of $422. Mr. Podolsky began employment with CTC Media in December 2007, and he received approximately three weeks of salary payments in 2007 (based on an annualized base salary of $385,000).

(4)
Mr. Murugov's bonus compensation in 2009 consisted of a performance-based bonus of $152,000 and an additional discretionary bonus of $48,900. Mr. Murugov's 2008 bonus consisted of a performance-based bonus of $23,716 and an Additional Bonus of $14,374. Mr. Murugov's 2007 bonus compensation consisted entirely of a performance-based bonus. "All Other Compensation" in 2009 consisted of car-and-driver related expenses of $22,259 and disability insurance premiums of $849. "All Other Compensation" in 2008 consisted of car-and-driver-related expenses of $15,365 and life and disability insurance premiums of $375. "All Other Compensation" in 2007 consisted solely of company car-related expenses.

(5)
Mr. Sinadski's salary payments in 2009 and 2008 include additional amounts required under Russian law for vacation days and business trips. Mr. Sinadski's bonus compensation in 2009 consisted solely of a performance-based bonus of $129,000. Mr. Sinadski's bonus compensation in 2008 consisted of a performance-based bonus of $75,435 and an Additional Bonus of $31,311. Mr. Sinadski began employment with CTC Media in May 2007, and he received eight months of salary in 2007 (based on an annualized base salary of $300,000). Mr. Sinadski's bonus compensation in 2007 consisted entirely of a performance-based bonus. "All Other Compensation" in 2009, 2008 and 2007 consisted solely of car-and-driver-related expenses.

(6)
Mr. Petrov's salary payments in 2009 and 2008 include additional amounts required under Russian law for vacation days and business trips. Mr. Petrov's bonus compensation in 2009 consisted of a performance-based bonus of $120,000 and an additional discretionary bonus of $28,937. Mr. Petrov's 2008 bonus compensation consisted of a performance-based bonus of $9,089 and an Additional Bonus of $14,683. His 2007 bonus compensation consisted entirely of a performance-based bonus. "All Other Compensation" in 2009 consisted of car-and-driver-related expenses of $33,734 and life and disability insurance premiums of $1,254. "All Other Compensation" in 2008 consisted of car-and-driver-related expenses of $57,415 and life and disability insurance premiums of $700. "All Other Compensation" in 2007 consisted solely of car-and-driver-related expenses.

(7)
Ms. Albrekht's salary payments in 2009 and 2008 include additional amounts required under Russian law for vacation days and business trips. Ms. Albrekht's bonus compensation in 2009 consisted of a performance-based bonus of $143,000. Ms. Albrekht began employment with CTC Media in November 2008 and she received pro rata salary payments of $39,511 in 2008 (based on an annualized base salary of $289,000). Her bonus for 2008 consisted of a performance-based bonus of $51,395. "All Other Compensation" in 2009 consisted of disability insurance premiums of $849.

(8)
Mr. Rodnyansky resigned as President of CTC Media as of August 1, 2009 and received salary payments of $182,231 in 2009. On December 18, 2009, the Company entered into a voluntary agreement with Mr. Rodnyansky to settle the lawsuits filed by the Company against Mr. Rodnyansky in November 2009. According to the terms of the settlement, Mr. Rodnyansky forfeited one-third of the stock appreciation rights granted to him pursuant to a Share Appreciation Rights Agreement dated as of September 2003 and one-third of the vested stock options granted to him pursuant to a Stock Option Agreement dated as of July 2006. Mr. Rodnyansky exercised the remaining portion of his share appreciation rights, which the Company settled by issuing him 2,072,533 shares of common stock, and by paying him $25.9 million in cash, which is net of the aggregate exercise price. "All Other Compensation" in 2009 consisted principally of this cash payment and also includes compensation required by statute for unused vacation time of $33,858, car-and-driver related expenses of $31,988 and disability insurance premiums of $321. "All Other Compensation" in 2008 consisted of compensation required by statute for unused vacation time of $155,985, company car-related expenses of $34,575 and life and disability insurance premiums of $461. Mr. Rodnyansky's 2007 bonus compensation consisted entirely of a performance-based bonus. "All Other Compensation" for Mr. Rodnyansky in 2007 consisted of company car-related expenses of $31,362 and life and disability insurance premiums of $1,261.

        For more information regarding the compensation paid to our named executive officers, please see the discussion under "Compensation Discussion and Analysis" beginning on page 23.

        The following table sets forth information regarding each grant of an award made to a named executive officer during 2009 under any plan, contract, authorization or arrangement pursuant to which cash, securities, similar instruments or other property may be received:

GRANTS OF PLAN-BASED AWARDS IN FISCAL YEAR 2009

Name	Plan Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options (#)(1)	Exercise or Base Price of Option Awards ($/Sh)	Closing Market Price on Grant Date ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(1)
Anton Kudryashov(2)	Non-Plan Award	January 2, 2009	1,521,241	5.49	5.49	8,624,950
Boris Podolsky(3)	2009 Stock Incentive Plan	October 22, 2009	300,000	16.80	19.08	3,112,080
Viacheslav Murugov(4)	2009 Stock Incentive Plan	October 22, 2009	1,000,000	16.80	19.08	11,536,200
Viacheslav Sinadski(3)	2009 Stock Incentive Plan	October 22, 2009	200,000	16.80	19.08	2,074,720
Sergey Petrov(3)	2009 Stock Incentive Plan	October 22, 2009	200,000	16.80	19.08	2,074,720
Natalia Albrekht(3)	2009 Stock Incentive Plan	October 22, 2009	150,000	16.80	19.08	1,556,040
Alexander Rodnyansky	—	—	—	—	—	—

(1)
Shown is the aggregate grant date fair value computed in accordance with SFAS 123(R) for option awards in 2009 using a Black-Scholes pricing model. Please see notes "Stock-Based Compensation" in note 2 and note 13 to the financial statements included in our annual report on Form 10-K, for the year ended December 31, 2009, for a detailed discussion of the assumptions used in valuing options and stock awards.

(2)
Anton Kudryashov joined the Company as CEO in August 2008. The Company's Board of Directors agreed to grant Mr. Kudryashov an inducement option to purchase up to 3,042,482 shares of the Company's common stock in three tranches. The first tranche was granted effective as of Mr. Kudryashov's start date August 4, 2008, and represents options to purchase an aggregate of 1,521,241 shares of the Company's common stock, with one-third of these options subject to vesting on the first anniversary of the employment start date and the remaining options subject to vesting in equal installments at the end of each of the immediately following eight quarters. The exercise price for the shares underlying this tranche is $22.07 per share, which was equal to the average of the official closing price per share of the common stock (as reported on the Nasdaq Global Select Market) measured over the 20 trading days prior to Mr. Kudryashov's August 4, 2008 start date. The second and third tranches were deemed granted for accounting purposes on January 2, 2009, and represent options to purchase up to an aggregate of 1,521,241 additional shares of the Company's common stock, and are subject to vesting depending on the Company's achievement of certain performance criteria for 2009, 2010 and 2011. The exercise price for shares underlying these tranches is $5.49 per share, which was the closing sales price per share of the Company's common stock on January 2, 2009.

(3)
The stock option awards represent the right to purchase 600,000 shares, 400,000 shares, 400,000 shares and 300,000 shares of CTC Media common stock by Mr. Podolsky, Mr. Sinadski, Mr. Petrov and Ms. Albrekht, respectively, at the specified exercise price subject to the terms and conditions specified in the applicable stock option agreement. The options are divided into two equal tranches, tranche A and tranche B. Tranche B is further subdivided into three equal tranches, B-1, B-2 and B-3. The tranche A option vests as to 25% of the shares on October 22, 2010, the first anniversary of the grant date, and as to an additional 6.25% of the shares at the end of each successive three-month period following the first anniversary of the grant date until October 22, 2013, the fourth anniversary of the grant date. The tranche B option is subject to the achievement of performance objectives. The specific performance-based vesting criteria for the tranche B-1, B-2 and B-3 options for 2010, 2011, 2012 and 2013 will be set by the Compensation Committee of our Board of Directors by March 31 of each year. The exercise price for all of these awards is $16.80 per share and was equal to the average of the official closing price per share of common stock (as reported on the Nasdaq Global Market) for the 20 trading days immediately preceding the grant date, which represented the fair market value of one share of common stock on the grant date, as determined pursuant to the terms of the Company's 2009 Stock Incentive Plan. The tranche A option is deemed granted for accounting purposes on October 22, 2009. Each of the tranche B-1, B-2 and B-3 options is deemed granted for accounting purposes on the date on which the performance-based vesting criteria is set by the Compensation Committee of our Board of Directors.

(4)
The stock option award represents the right to purchase shares of CTC Media common stock at the specified exercise price subject to the terms and conditions specified in the applicable stock option agreement. The option vested as to 333,333 shares on the grant date and vests as to 333,333 shares on the first anniversary of the grant date and 333,334 shares on the second anniversary of the grant date. The exercise price for the option is $16.80 per share and was equal to the average of the official closing price per share of common stock (as reported on the Nasdaq Global Market) for the 20 trading days immediately preceding the grant date, which represented the fair market value of one share of common stock on the grant date, as determined pursuant to the terms of the Company's 2009 Stock Incentive Plan.

        For information regarding CTC Media's equity compensation grant practices, please see the discussion under "Compensation Discussion and Analysis" beginning on page 23.

        The following table sets forth certain information regarding unexercised options for each of the named executive officers outstanding as of December 31, 2009:

OUTSTANDING EQUITY AWARDS AT 2009 FISCAL YEAR-END

Name	Number of Securities Underlying Unexercised Options/Share Appreciation Rights (#) Exercisable(1)		Number of Securities Underlying Unexercised Options/Share Appreciation Rights (#) Unexercisable(1)	Options/Share Appreciation Rights Exercise Price ($)		Options/Share Appreciation Rights Expiration Date
Anton Kudryashov(2)	760,621		760,620	22.07		August 4, 2018
	—		1,521,241	5.49		August 4, 2018
Boris Podolsky	—		300,000	16.80	(3)	October 22, 2019
	200,000		200,000	26.81	(4)	December 10, 2017
Viacheslav Murugov	333,333		666,667	16.80	(5)	October 22, 2019
	51,562		23,438	26.91	(6)	May 1, 2017
Viacheslav Sinadski	—		200,000	16.80	(3)	October 22, 2019
	125,000		25,000	26.74	(7)	May 1, 2017
Sergey Petrov	—		200,000	16.80	(3)	October 22, 2019
	50,009		7,291	16.95	(8)	June 1, 2016
Natalia Albrekht	—		150,000	16.80	(3)	October 22, 2019
Alexander Rodnyansky	1,836,826	(9)	—	16.95	(10)	June 18, 2010

(1)
Represents the number of securities underlying unexercised options. Each stock option granted to the named executive officers represents the right to purchase one share of our common stock at a specified exercise price subject to the terms and conditions of the option agreement. For additional information on the terms and conditions of all stock options, please see the discussion under "Potential Payments upon Termination or Change in Control" beginning on page 45.

(2)
For information regarding the exercise price per share and vesting conditions for these options, please see the disclosure at footnote 2 above under "GRANTS OF PLAN-BASED AWARDS IN FISCAL YEAR 2009".

(3)
For information regarding the exercise price per share and vesting conditions for these options, please see the disclosure at footnote 3 above under "GRANTS OF PLAN-BASED AWARDS IN FISCAL YEAR 2009". As described at footnote 3 above under "GRANTS OF PLAN-BASED AWARDS IN FISCAL YEAR 2009", the stock option awards represent the right to purchase 600,000 shares, 400,000 shares, 400,000 shares and 300,000 shares of CTC Media common stock by Mr. Podolsky, Mr. Sinadski, Mr. Petrov and Ms. Albrekht, respectively. The options are divided into two equal tranches, tranche A and tranche B. Tranche B is further subdivided into three equal tranches, B-1, B-2 and B-3. The tranche A option is deemed granted for accounting purposes on October 22, 2009. Each of the tranche B-1, B-2 and B-3 options is deemed granted for accounting purposes on the date on which the performance-based vesting criteria is set by the Compensation Committee of our Board of Directors.

(4)
The exercise price per share for the option is equal to the closing trading price of our common stock as reported on The Nasdaq Global Market on Mr. Podolsky's first day of employment. The option has a term of four years and vested as to 100,000 shares on the first anniversary of the grant date and vested or will vest as to the balance in 12 equal quarterly installments thereafter.

(5)
The option vested as to 333,333 shares on the grant date and vests as to 333,333 shares on the first anniversary of the grant date and 333,334 shares on the second anniversary of the grant date. The exercise price for the option is $16.80 per share and was equal to the average of the official closing price per share of common stock (as reported on the Nasdaq Global Market) for the 20 trading days immediately preceding the grant date, which represented the fair market value of one share of common stock on the grant date, as determined pursuant to the terms of the Company's 2009 Stock Incentive Plan.

(6)
The exercise price per share for the option is equal to the closing trading price of our common stock on The Nasdaq Global Market on the date of grant of the option to Mr. Murugov. The option has a term of three years and vested as to 25,000 shares on the first anniversary of the grant date and vested or will vest as to the balance in eight equal quarterly installments thereafter.

(7)
The exercise price per share for the option is equal to the closing trading price of our common stock on The Nasdaq Global Market on Mr. Sinadski's first day of employment. The option has a term of three years and vested as to 50,000 shares on the first anniversary of the grant date and vested or will vest as to the balance in eight equal quarterly installments thereafter.

(8)
The exercise price per share for this option is equal to the average closing sales price of our common stock for the first 20 days that it was quoted on The Nasdaq Global Market. This option has a term of four years. The option was granted on June 1, 2006 for 70,000 shares of common stock. 20.1% of the shares vested on March 31, 2007. An additional 6.3% of the shares vest every three months thereafter through March 31, 2010, and the remaining 4.1% of the shares will vest on May 31, 2010.

(9)
Under the terms of the settlement of the lawsuits filed by us against Mr. Rodnyansky in November 2009, Mr. Rodnyansky forfeited one-third of the vested stock options granted to him pursuant to the Stock Option Agreement dated as of July 14, 2006. Pursuant to that settlement, his option remains exercisable as to up to 1,836,826 shares through June 18, 2010, but no additional shares vest.

(10)
The exercise price per share for this option is equal to the average closing sales price of our common stock for the first 20 days that it was quoted on The Nasdaq Global Market.

        The following table sets forth certain information regarding the exercise of stock options during 2009 for each of the named executive officers:

OPTION EXERCISES DURING FISCAL 2009

Option Awards
Name	Number of Shares Acquired on Exercise (#)		Value Realized Upon Exercise ($)(2)
Anton Kudryashov	—		—
Boris Podolsky	—		—
Viacheslav Murugov	—		—
Viacheslav Sinadski	—		—
Sergey Petrov	—		—
Natalia Albrekht	—		—
Alexander Rodnyansky	4,145,066	(1)	52,064,446

(1)
In 2009, under the Share Appreciation Rights Agreement dated as of September 16, 2003, Mr. Rodnyansky held share appreciation rights that were exercisable for 1,554,400 shares at an exercise price of $1.19 per share and 4,663,200 shares at an exercise price of $1.79 per share. On December 18, 2009, the Company entered into a voluntary agreement with Mr. Rodnyansky to settle the lawsuits filed by the Company against Mr. Rodnyansky in November 2009. According to the terms of the settlement, Mr. Rodnyansky forfeited, among other things, one-third of the stock appreciation rights. Mr. Rodnyansky exercised the remaining portion of his share appreciation rights, which the Company settled by issuing him 2,072,533 shares of common stock, and by paying him $25.9 million in cash, which is net of the aggregate exercise price.

(2)
Value represents the amount paid to Mr. Rodnyansky in cash described in footnote 1 above, plus the difference between the closing price per share of our common stock on date of exercise and the exercise price per share, multiplied by the number of shares acquired on exercise.

Potential Payments Upon Termination or Change in Control

        Set forth below for each of the named executive officers is a summary of potential payments and benefits each such executive officer would receive upon termination of employment or a change in control of CTC Media under certain circumstances.

        With respect to each named executive officer who was serving in such capacity as of December 31, 2009, we have assumed that the triggering event in question occurred on December 31, 2009, the last calendar day of the year.

Involuntary Termination Not for Cause

        The following is a discussion of the potential payments under current programs to each of our named executive officers in the event that such named executive officers were involuntarily terminated other than for cause.

        The following table summarizes the notice requirements and severance payments payable if such named executive officers were involuntarily terminated other than for cause.

Named Executive Officer	Notice Period	Severance Payment
Anton Kudryashov	6 months	6 months of base salary
Boris Podolsky	6 months	None
Viacheslav Murugov	1 month	None
Viacheslav Sinadski	6 months	6 months of base salary
Sergey Petrov	1 month	6 months of base salary
Natalia Albrekht	2 weeks	None

        In the event that any of Messrs. Kudryashov, Podolsky or Sinadski ceases to remain employed for any reason other than disability or death, he would have a period of 90 days following the date of such cessation of employment during which to exercise each outstanding option held by him. In the event that Mr. Murugov ceases to remain employed for any reason other than disability or death, he would have a period of 30 days under the option granted to him in 2007, and 90 days under the option granted to him in 2009, during which to exercise such option following the date of such cessation of employment. In the event that Mr. Petrov ceases to remain employed for any reason other than disability or death, he would have a period of 30 days under the option granted to him in 2006, and 90 days under the option granted to him in 2009, during which to exercise such option following the date of such cessation of employment. In the event that Ms. Albrekht ceases to remain employed for any reason other than disability or death, she would have a period of 90 days following the date of such cessation of employment during which to exercise the option granted to her.

        In order to receive payments or benefits in connection with the termination of employment, we generally require that departing executives agree to not to compete with us for a period of one year after their termination date and not to solicit or induce any of our employees to terminate his employment with us for a period of two years after their termination date. In the event that any of Messrs. Podolsky, Sinadski or Petrov or Ms. Albrekht violates the non-compete and non-solicitation provisions of their respective stock option agreements governing the options granted in October 2009, such officer shall pay us, by way of liquidated damages, an amount (in cash or shares of common stock) equal to the total value received by such officer under such stock option agreement, pursuant to one or more exercises of such option.

        Amounts Payable.    The following table indicates the amounts for which each executive officer would have been eligible had he been involuntarily terminated not for cause as of December 31, 2009. The actual amounts that would be paid out can only be determined at the time of the executive officer's involuntary termination without cause.

INVOLUNTARY TERMINATION NOT FOR CAUSE

Name	Cash Payment(1)
Anton Kudryashov	$512,236	(2)
Boris Podolsky	$159,144	(3)
Viacheslav Murugov	$28,505	(4)
Viacheslav Sinadski	$265,377	(2)
Sergey Petrov	$118,152	(5)
Natalia Albrekht	$10,453	(6)

(1)
Calculated using the exchange rate between the Russian ruble and the US dollar as set by the Central Bank of the Russian Federation on December 31, 2009, which was RUR 30.24 to $1.00.

(2)
Consists of a cash payment of six months' salary in lieu of providing six months' notice, plus a severance payment equal to six months of salary, pursuant to the employment agreements between CTC Media and each of Mr. Kudryashov and Mr. Sinadski.

(3)
Consists of a cash payment of six months' salary in lieu of providing six months' notice, pursuant to the employment agreement between CTC Media and Mr. Podolsky.

(4)
Consists of a cash payment of one month's salary in lieu of providing one month's notice, pursuant to the employment agreement between CTC Media and Mr. Murugov.

(5)
Consists of a cash payment of one month's salary in lieu of providing one month's notice, plus a severance payment equal to six months of salary, pursuant to the employment agreement between CTC Media and Mr. Petrov.

(6)
Consists of a cash payment of two week's salary in lieu of providing two weeks' notice pursuant to the employment agreement between CTC Media and Ms. Albrekht.

Death, Disability, Resignation or Retirement

        The following is a discussion of the potential payments under current programs to the named executive officers in the event of their termination of employment due to death, disability, resignation or retirement. At the end of this section are tables indicating the estimated amounts for which each named executive officer would have been eligible in the event of his death or termination of employment due to disability, resignation or retirement as of December 31, 2009.

        With regard to outstanding stock options, should the option holder's employment terminate by reason of disability, then the option holder would have a period of 12 months following the date of such cessation of employment during which to exercise each outstanding option held by such option holder. If the option holder dies while holding an outstanding option, then the personal representative of his estate or the person or persons to whom the option is transferred pursuant to the option holder's will or the laws of inheritance would have a 12-month period following the date of the option holder's death to exercise such option.

        In the event that Mr. Kudryashov elects to leave the Company for "good reason" (as defined in the employment agreement between the Company and Mr. Kudryashov dated November 7, 2008), he must provide the Company with at least 60 days' prior notice and he is entitled to a severance payment equal to six months' salary. If Mr. Kudryashov elects to leave the Company other than for "good reason", he must provide the Company with six months' prior notice. If Mr. Kudryashov's employment terminates because he dies or becomes disabled, the Company is required to provide Mr. Kudryashov (or his estate) with a $1 million termination payment and any accrued but unpaid bonus payments.

        In the event that Messrs. Kudryashov, Podolsky or Sinadski or Ms. Albrekht resigns or retires, he or she would have a period of 90 days following the date of such cessation of employment during which to exercise each outstanding vested option held by him or her, as applicable. Under the terms of their option agreements with us, Mr. Petrov and Mr. Murugov are entitled to a period of 30 days under their outstanding vested options granted to them in 2006 and 2007, respectively, and 90 days under their outstanding vested options granted to them in 2009, during which to exercise such options following their resignation or retirement.

        Amounts Payable.    The following table indicates the amount for which each executive officer would have been eligible in the event of his termination of employment due to death, disability, resignation or retirement as of December 31, 2009. The actual amounts that would be paid out can only be determined at the time of the executive officer's termination of employment due to death, disability resignation or retirement.

Name	Death or Disability Termination Payment		Resignation or Retirement Termination Payment
Anton Kudryashov	$1,000,000	(1)	$256,118	(2)
Boris Podolsky	$—		$—
Viacheslav Murugov	$—		$—
Viacheslav Sinadski	$—		$—
Sergey Petrov	$—		$—
Natalia Albrekht	$—		$—

(1)
If Mr. Kudryashov's employment terminates because he dies or becomes disabled, the Company is required to provide Mr. Kudryashov with a $1 million termination payment and any accrued but unpaid bonus payments.

(2)
In the event that Mr. Kudryashov elects to leave the Company for "good reason" (as defined in the employment agreement between the Company and Mr. Kudryashov dated November 7, 2008), he must provide the Company 60 days' prior notice and he is entitled to a severance payment equal to six months' salary. This payment was calculated using the exchange rate between the Russian ruble and the US dollar as set by the Central Bank of the Russia Federation on December 31, 2009, which was RUR 30.24 to $1.00.

Change in Control

        The following is a discussion of the potential payments under current programs to the named executive officers in the event of a change in control. In the event of a merger of CTC Media with another party, the vesting of all of our outstanding options would accelerate if (i) the options were not assumed by the successor corporation, or (ii) the options were not replaced with a cash incentive program of the successor corporation which preserves the spread existing on the option shares. For purposes of this discussion, we have assumed that the successor corporation would assume such options.

        With regard to the stock options held by Mr. Kudryashov, in a change of control scenario where (a) neither MTG, Alfa nor any of their respective affiliates is a party to the merger or the asset sale, or (b) a party other than MTG, Alfa or any of their respective affiliates achieves control of the voting power of CTC Media's outstanding capital stock through direct or indirect beneficial ownership, the vesting of the options would accelerate in full for (i) all options under the first tranche deemed granted for accounting purposes on August 4, 2008 and (ii) those options under the second tranche and/or third tranche, each of which was deemed granted for accounting purposes on January 2, 2009, for which the applicable objectives had been achieved as of the effective date of the change of control scenario but which have not yet become exercisable because of the vesting schedules applicable to such options under the second tranche and/or third tranche. For a detailed description of the first, second and third tranches of Mr. Kudryashov's option, see footnote 2 above under "GRANTS OF PLAN-BASED AWARDS IN FISCAL YEAR 2009".

        With regard to each stock option granted to Messrs. Podolsky, Sinadski and Petrov and Ms. Albrekht and described in footnote 3 above under "GRANTS OF PLAN-BASED AWARDS IN FISCAL YEAR 2009", in a change of control scenario where neither MTG, Alfa nor any of their respective affiliates is the party taking control of the Company, then the option will continue to vest in accordance with its terms, except that all then unvested performance-based option shares will be reclassified as time-based option shares, and will thereafter be subject to vesting solely on the time-based vesting schedule then applicable to the time-based option shares. In addition, if the option is assumed and the optionholder's employment is terminated without "cause", as defined in the option agreement, within 120 days following the date of the consummation of the change of control, then the option will vest immediately as to all option shares.

        With regard to the stock option granted to Mr. Murugov as described in footnote 4 above under "GRANTS OF PLAN-BASED AWARDS IN FISCAL YEAR 2009", in a change of control scenario the option will continue to vest in accordance with its terms. However, if the change of control is not one where either MTG, Alfa or one of their respective affiliates is the party taking control of the Company and Mr. Murugov's employment is terminated without "cause", as defined in the option agreement, within 120 days following the date of the consummation of the change of control, then the option will vest immediately as to all option shares.

        The following table indicates the potential payments under current programs to our executive officers in the event of a change in control as of December 31, 2009. The actual amounts that would be paid out can only be determined at the time of the change in control event.

CHANGE IN CONTROL

Name	Termination Payment
Anton Kudryashov(1)	$7,157,434
Boris Podolsky(2)	$—
Viacheslav Murugov(2)	$—
Viacheslav Sinadski(2)	$—
Sergey Petrov(2)	$—
Natalia Albrekht(2)	$—

(1)
Consists of the value of stock options not already exercisable as of December 31, 2009 that would become immediately exercisable under a change in control not involving MTG, Alfa or any of their respective affiliates, calculated as the difference between the exercise price of such options and the closing price of our common stock as of December 31, 2009 ($14.90), the last business day in the fiscal year, multiplied by the number of such options.

(2)
For purposes of this discussion, we have assumed in the event of a change of control not involving MTG, Alfa or any of their respective affiliates, that the named executive is not terminated without "cause" within 120 days following the date of consummation of the change of control.

Equity Compensation Plan Information

        The following table provides information about the securities authorized for issuance under our equity compensation plans as of December 31, 2009:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options and Share Appreciation Rights (a)	Weighted-average Exercise Price of Outstanding Options and Share Appreciation Rights (b)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by holders of CTC Media securities(1)	4,403,722	$17.22	4,302,500
Equity compensation plans not approved by holders of CTC Media securities	5,900,278	$15.89	—

Total	10,304,000	$16.49	—

(1)
In addition to the options shown in this table, on October 22, 2009, the Compensation Committee of our Board of Directors approved the grant of options to purchase up to 2,497,500 shares of the Company's common stock. Pursuant to the terms of the respective option agreements, these options are subdivided in four equal sub-tranches that vest upon the achievement of performance objectives for 2010, 2011, 2012 and 2013. The performance objectives are to be set by the Compensation Committee of our Board of Directors by March 31 of each year. For accounting purposes, the grant date for each sub-tranche of these options will be the date when performance criteria for the relevant year are set.

Director Compensation

        In 2009, each non-employee director received $100,000 for service as a director. Our Co-Chairmen and those directors who served as chairman of board committees received an additional $25,000 in 2009. These fees remained unchanged from 2009. Mr. Rodnyansky received no fees for his service as a director. All directors were reimbursed for reasonable travel and other expenses incurred in connection with attending meetings of our Board of Directors and its committees. No stock options or other stock-based awards were granted to any of our directors in 2009.

        The table below sets forth certain information concerning our 2009 fiscal year compensation of our non-employee directors.

 DIRECTOR COMPENSATION FOR 2009 FISCAL YEAR

Name	Fees Earned or Paid in Cash	All Other Compensation ($)	Total ($)
Hans-Holger Albrecht	$125,000	—	$125,000
Peter Aven	$125,000	—	$125,000
Tamjid Basunia	$125,000	—	$125,000
Charles J. Burdick	$125,000	—	$125,000
Irina Gofman	$100,000	—	$100,000
Kaj Gradevik(1)	$96,237	—	$96,237
Elena Grechina(2)	$30,556	—	$30,556
Mathias Hermansson(3)	$3,764	—	$3,764
Lev Khasis(4)	$69,445	—	$69,445
Werner Klatten	$125,000	—	$125,000
Alexander Rodnyansky(5)	$—	—	$—
Oleg Sysuev	$100,000	—	$100,000

(1)
Mr. Gradevik resigned from our Board of Directors on December 17, 2009 and received pro-rated fees in 2009 for his service through that date.

(2)
Ms. Grechina resigned from our Board of Directors on April 20, 2009 and received pro-rated fees in 2009 for her service through that date.

(3)
Mr. Hermansson joined our Board of Directors on December 17, 2009 and received pro-rated fees in 2009 for his service from that date through the end of 2009.

(4)
Mr. Khasis joined our Board of Directors on April 20, 2009 and received pro-rated fees in 2009 for his service from that date through the end of 2009.

(5)
See "Executive Compensation" for a discussion of the compensation Mr. Rodnyansky received for his services as an executive officer of the Company.

Compensation Committee Interlocks and Insider Participation

        In 2009, the Compensation Committee comprised Messrs. Albrecht, Aven and Burdick. None of the members was, at any time, an officer or employee of CTC Media or any subsidiary of CTC Media, and none of them had any relationship with CTC Media requiring disclosure under Item 404 of Regulation S-K under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). No executive officer of CTC Media serves, or has served, as a member of the Board of Directors or Compensation Committee (or other committee serving an equivalent function) of any other entity which has one or more executive officers serving as a member of CTC Media's Board of Directors or Compensation Committee.

Compensation Committee Report

        The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K under the Securities Exchange Act of 1934 with the Company's management. Based on this review and discussion, the Compensation Committee recommended to the Company's Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

        By the Compensation Committee of the Board of Directors:

                      Charles J. Burdick, Chairman
                      Hans-Holger Albrecht
                      Peter Aven

PROPOSAL TWO

RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

        On February 23, 2010, the Audit Committee appointed Ernst & Young LLC as our independent registered public accounting firm for the fiscal year ending December 31, 2010. Ernst & Young LLC was our independent registered public accounting firm for the fiscal year ended December 31, 2009.

        Representatives of Ernst & Young LLC are expected to be present at the Annual Meeting or to participate by teleconference, will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions from stockholders. In the event that the ratification of the appointment of Ernst & Young LLC as our independent registered public accounting firm is not obtained at the Annual Meeting, our Board of Directors will reconsider its appointment.

BOARD RECOMMENDATION

        OUR BOARD OF DIRECTORS BELIEVES THAT THE PROPOSAL TO RATIFY THE APPOINTMENT OF ERNST & YOUNG LLC AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2010 IS IN THE BEST INTERESTS OF CTC MEDIA AND ITS STOCKHOLDERS AND THEREFORE RECOMMENDS A VOTE "FOR" THIS PROPOSAL.

 OTHER MATTERS

        Our Board of Directors does not know of any other matters that may come before the meeting. However, if any other matters are properly presented to the meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

        All costs of solicitation of proxies will be borne by the Company. In addition to solicitations by mail, our directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone and personal interviews and we reserve the right to retain outside agencies for the purpose of soliciting proxies. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and we will reimburse them for their reasonable out-of-pocket expenses incurred in connection with the distribution of proxy materials.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act ("Section 16(a)") requires executive officers, directors, and stockholders who beneficially own more than ten percent (10%) of the Company's stock to file initial reports of ownership on Form 3 and reports of changes in ownership on Form 4 with the SEC and any national securities exchange on which our securities are registered. Executive officers, directors and greater than ten percent (10%) beneficial owners are required by the SEC's regulations to furnish us with copies of all Section 16(a) forms they file.

        In the last few months, we undertook an extensive review of the Section 16(a) reports filed on behalf of each director and executive officer of the Company as of December 31, 2009 to determine whether all of their reportable transactions in our common stock were timely reported and to ensure proper reporting of all of their beneficial holdings. Our review revealed that there were a number of transactions, primarily related to options previously granted, that were not timely reported and, as a result, the applicable executive officers and directors undertook to file corrected Section 16(a) reports. Since conducting its review, we are developing new procedures to ensure improved compliance on an on-going basis with the reporting requirements under Section 16(a).

        The following is a list of the late filings of Section 16(a) reports since the beginning of the fiscal year ended December 31, 2007 by our executive officers and directors that were serving as of December 31, 2009:

  •
  Mathias Hermansson, a member of our Board of Directors, did not file a Form 3 to report his appointment to our Board of Directors on December 17, 2009 and his beneficial ownership, through his management role at MTG, of 60,008,800 shares of our common stock;

  •
  Irina Gofman, a member of our Board of Directors, did not file a Form 3 to report her appointment to our Board of Directors on July 9, 2008 and her beneficial ownership, through her management role at MTG, of 60,008,800 shares of our common stock;

  •
  Lev Khasis, a member of our Board of Directors, did not file a Form 3 to report his appointment to our Board of Directors on April 20, 2009;

  •
  Anton Kudryashov, our Chief Executive Officer, did not file (i) a Form 3 to report his appointment as our Chief Executive Officer on August 4, 2008 and (ii) a Form 4 to report an option to purchase 3,042,782 shares of our common stock granted as of November 7, 2008;

  •
  Boris Podolsky, our Chief Financial Officer, did not file (i) a Form 3 to report his appointment as our Chief Financial Officer on December 10, 2007, (ii) a Form 4 to report an option to purchase 400,000 shares of our common stock granted on December 10, 2007, and (iii) a Form 4 to report an option to purchase 600,000 shares of our common stock granted on October 22, 2009;

  •
  Viacheslav Murugov, our Chief Content Officer, did not file (i) a Form 3 to report his appointment as our Chief Content Officer in October 2008 and an option to purchase 75,000 shares of our common stock granted on May 1, 2007, and (ii) a Form 4 to report an option to purchase 1,000,000 shares of our common stock granted on October 22, 2009;

  •
  Sergey Petrov, our Chief Infrastructure Officer, did not file a Form 4 to report an option to purchase 400,000 shares of our common stock granted on October 22, 2009;

  •
  Viacheslav Sinadski, our Chief Investment Officer, did not file (i) a Form 3 to report his appointment as our Chief Investment Officer on May 2, 2007, (ii) a Form 4 to report an option to purchase 150,000 shares of our common stock granted on May 2, 2007, and (iii) a Form 4 to report an option to purchase 400,000 shares of our common stock granted on October 22, 2009;

  •
  Natalia Albrekht, our Chief Organization Development, Human Resources and Administration Executive, did not file (i) a Form 3 to report her appointment as an executive officer and (ii) a Form 4 to report an option to purchase 300,000 shares of our common stock granted on October 22, 2009; and

  •
  Anna Poutko, our Chief Accounting Officer, did not file (i) a Form 3 to report her appointment as our Chief Accounting Officer on January 1, 2008 and (ii) a Form 4 to report an option to purchase 90,000 shares of our common stock granted on October 22, 2009.

        On February 16, 2010, Mr. Khasis filed a late Form 3, and Mses. Gofman, Albrekht and Poutko and Messrs. Kudryashov, Podolsky, Murugov, Petrov and Sinadski each filed a Form 5 to report the applicable appointments and transactions described above. On April 1, 2010, Mr. Hermansson filed an amended late Form 3 to report his appointment to our Board of Directors and beneficial ownership, through his management role at MTG, of shares of our common stock.

Stockholder Proposals for the 2011 Annual Meeting

        Proposals of stockholders intended to be presented at the 2011 Annual Meeting of Stockholders must be received by us at our principal office in Moscow, Russia not later than December 2, 2010, for inclusion in the proxy statement for that meeting.

        In addition, our By-Laws (which are on file with the SEC) require that CTC Media be given advance notice of matters that stockholders wish to present for action at an Annual Meeting of stockholders (other than matters included in CTC Media's proxy statement in accordance with Rule 14a-8 of the Exchange Act). The required written notice must be delivered to the Company Secretary at our principal offices between December 23, 2010 and January 22, 2011; provided that if the 2011 Annual Meeting of Stockholders occurs before April 2, 2011 or after June 21, 2011, such notice must be received no earlier than the 120th day prior to the 2011 Annual Meeting of Stockholders and no later than the close of business on the later of the 90th day prior to the 2011 Annual Meeting of Stockholders or the tenth day following the day on which notice of the date of the 2011 Annual Meeting of Stockholders was made, whichever first occurs.

Delivery of Security Holder Documents

        Some banks, brokers and other nominee record holders may be participating in the practice of "householding" proxy statements and annual reports. This means that only one copy of our proxy statement or annual report may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you call or write us at the following address or phone number: CTC Media, Inc., 15A, Pravda Street, Moscow, 125124 Russia, Attn: Investor Relations; email: eostrova@ctcmedia.ru, tel: +7 (495) 783 3650. If you want to receive separate copies of the annual report and proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address, phone number or email address.

By Order of the Board of Directors Boris Podolsky Chief Financial Officer and Company Secretary

April 1, 2010

        THE BOARD OF DIRECTORS ENCOURAGES STOCKHOLDERS TO ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. A PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION WILL BE APPRECIATED. STOCKHOLDERS WHO ATTEND THIS MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X 015JQF 1 U P X + Annual Meeting Proxy Card Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below C Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. Date (mm/dd/yyyy) — Please print date below. + Change of Address — Please print your new address below. Comments — Please print your comments below. B Non-Voting Items A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2. Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting. 01 - Mathias Hermansson 1. Election of Directors to serve a three-year term until the 2013 Annual Meeting: For Withhold 02 - Lev Khasis 03 - Werner Klatten Annual Meeting of Stockholders of CTC Media, Inc. April 22, 2010, Proxy Voting Instructions For Against Abstain 2. Ratification of the selection by the Audit Committee of Ernst & Young LLC as the Company’s independent registered public accounting firm for the current fiscal year ending December 31, 2010. 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 0 2 4 8 9 2 1 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND C 1234567890 J N T C123456789 1234 5678 9012 345 You can vote by Internet and telephone! Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on Wednesday, April 21, 2010. Vote by Internet • Log on to the Internet and go to www.envisionreports.com/CTCM • Follow the steps outlined on the secured website. Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call. • Follow the instructions provided by the recorded message. IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.[1]

Notice of 2010 Annual Meeting of Stockholders Proxy for the Annual Meeting of Stockholders to be held on April 22, 2010 This Proxy is Solicited on Behalf of the Board of Directors of CTC Media, Inc. The undersigned, revoking all prior proxies, hereby appoint(s) Anton Kudryashov and Boris Podolsky, or either of them, each with the power of substitution, as proxies to represent and vote, as designated herein, all shares of stock of CTC Media, Inc. (the “Company”) which the undersigned would be entitled to vote if personally present, at the Annual Meeting of Stockholders of the Company to be held on Thursday, April 22, 2010 at 2:00 p.m., local time (the “Meeting”), or at any postponement or adjournment thereof. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is given, this proxy will be voted FOR all proposals. Attendance of the undersigned at the Meeting or at any adjournment thereof will not be deemed to revoke this proxy unless the undersigned shall revoke this proxy in writing or shall deliver a subsequently dated proxy to the Secretary of the Company or shall vote in person at the Meeting. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Meeting or at any postponement or adjournment thereof. (Items to be voted appear on reverse side.) Proxy — CTC Media, Inc. 2010 Annual Meeting Admission Ticket 2010 Annual Meeting of Stockholders of CTC Media, Inc. April 22, 2010, at 2:00 p.m. Local Time The Offices of WilmerHale Alder Castle, 10 Noble Street London EC2V 7QJ United Kingdom Upon arrival, please present this admission ticket and photo identification at the registration desk. IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.[1]